UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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Apache Corporation

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APACHE CORPORATION
One Post Oak Central
2000 Post Oak Boulevard, Suite 100
Houston, Texas 77056-4400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2010 annual meeting of stockholders of Apache Corporation, a Delaware corporation, will be held on Thursday, May 6, 2010, at 10:00 a.m. (Houston time), at the Hilton Houston Post Oak, 2001 Post Oak Boulevard, Houston, Texas, for the following purposes:

1.	Election of three directors named in the attached proxy statement to serve until the Company’s annual meeting in 2013;

2.	Ratification of Ernst & Young LLP as the Company’s independent auditors for fiscal year 2010; and

3.	Transaction of any other business that may properly come before the meeting or any adjournment thereof.

The board of directors recommends stockholders vote FOR the election of directors and FOR ratification of the Company’s independent auditors.

Holders of record of the Company’s common stock as of the close of business on March 8, 2010 are entitled to notice of, and to vote at, the annual meeting.

It is important that your shares are represented at the meeting. We encourage you to designate the proxies named on the enclosed proxy card to vote your shares on your behalf and per your instructions. This action does not limit your right to vote in person or to attend the meeting.

By order of the Board of Directors

APACHE CORPORATION

C. L. Peper
Corporate Secretary
Houston, Texas
March 31, 2010

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to be held on May 6, 2010:

This proxy statement, along with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and the 2009 Summary Annual Report, are available free of charge on the Company’s website at http://www.apachecorp.com

Proxy Statement Table of Contents

Note:	Throughout this proxy statement, references to the “stock split” relate to the two-for-one stock split of Apache common stock distributed in shares of common stock on January 14, 2004, to stockholders of record on December 31, 2003, and references to the “stock dividends” relate to the five-percent stock dividend on Apache common stock distributed in shares of common stock on April 2, 2003, to stockholders of record on March 12, 2003, and to the ten-percent stock dividend on Apache common stock distributed in shares of common stock on January 21, 2002, to stockholders of record on December 31, 2001.

APACHE CORPORATION
One Post Oak Central
2000 Post Oak Boulevard, Suite 100
Houston, Texas 77056-4400
March 31, 2010

PROXY STATEMENT

General

This proxy statement contains information about the 2010 annual meeting of stockholders of Apache Corporation. In this proxy statement both “Apache” and the “Company” refer to Apache Corporation. This proxy statement and the enclosed proxy card are being mailed to you by the Company’s board of directors starting on or about March 31, 2010.

Purpose of the Annual Meeting

At the Company’s annual meeting, stockholders will vote on the election of directors, ratification of Ernst & Young LLP as the Company’s independent auditors, and on any other business that properly comes before the meeting. As of the date of this proxy statement, the Company is not aware of any other business to come before the meeting. There are no rights of appraisal or similar rights of dissenters arising from matters to be acted on at the meeting.

Who Can Vote

Only stockholders of record holding shares of Apache common stock at the close of business on the record date, March 8, 2010, are entitled to receive notice of the annual meeting and to vote the shares of Apache common stock they held on that date. The Company’s stock transfer books will not be closed. A complete list of stockholders entitled to vote at the annual meeting will be available for examination by any Apache stockholder at 2000 Post Oak Boulevard, Suite 100, Houston, Texas, for purposes relating to the annual meeting, during normal business hours for a period of ten days before the meeting.

As of February 28, 2010, there were 336,736,949 shares of Apache common stock issued and outstanding. Holders of Apache common stock are entitled to one vote per share and are not allowed to cumulate votes in the election of directors. The enclosed proxy card shows the number of shares that you are entitled to vote.

On December 30, 2009, Apache elected to redeem all of its outstanding 5.68% Cumulative Preferred Stock, Series B (the “Series B Preferred Stock”) and all of its Depositary Shares, each representing one-tenth of one share of Series B Preferred Stock. As a result, on December 31, 2009, there were no outstanding shares of Series B Preferred Stock. While the Depositary Shares were outstanding, the holders were not entitled to any voting rights, except under certain circumstances related to non-payment of dividends on the Series B Preferred Stock. All dividend payments on the Series B Preferred Stock have been made.

How to Vote

If your shares of Apache common stock are held by a broker, bank or other nominee (in “street name”), you will receive instructions from them on how to vote your shares. If your shares are held by a broker and you do not give the broker specific instructions on how to vote your shares, your shares will not be voted on any non-routine matters to be acted upon at the annual meeting, including the election of directors.

If you hold shares of Apache common stock in your own name (as a “stockholder of record”), you may give the Company instructions on how your shares are to be voted by:

(1)	using the internet voting site or the toll-free telephone number listed on the enclosed proxy card (specific directions for using the internet and telephone voting systems are shown on the proxy card); or

(2)	marking, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

When using internet or telephone voting, the voting systems will verify that you are a stockholder through the use of a company number for Apache and a unique control number for you. If you vote by internet or telephone, please do not also mail the enclosed proxy card.

Whichever method you use to transmit your instructions, your shares of Apache common stock will be voted as you direct. If you sign and return the enclosed proxy card or otherwise designate the proxies named on the proxy card to vote on your behalf, but do not specify how to vote your shares, they will be voted FOR the election of the nominees for director and FOR ratification of Ernst & Young LLP as the Company’s independent auditors. If other matters of business not presently known are properly raised at the meeting, the proxies will vote on the matters in accordance with their best judgment.

Voting 401(k) Plan Shares

If you are an employee or former employee participating in the Apache 401(k) Savings Plan and have shares of Apache common stock credited to your plan account as of the record date, such shares are shown on the enclosed proxy card and you have the right to direct the plan trustee regarding how to vote those shares. The trustee for the 401(k) plan is Fidelity Management Trust Company.

The trustee will vote the shares in your plan account in accordance with your instructions. If you do not send instructions (by voting your shares as provided above under “How to Vote”) or if your proxy card is not received by May 4, 2010, the shares credited to your account will be voted by the trustee in the same proportion as it votes shares for which it did receive timely instructions.

Revoking a Proxy

You may revoke a proxy before it is voted by submitting a new proxy with a later date (by internet, telephone or mail), by voting at the meeting, or by filing a written revocation with Apache’s corporate secretary. Your attendance at the annual meeting alone will not automatically revoke your proxy.

Quorum

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of Apache common stock outstanding on the record date will constitute a quorum, permitting the business of the meeting to be conducted.

Votes Needed

Election of Directors.  In December 2006, the Company’s bylaws were amended to provide for the election of directors by majority vote. Thus, the affirmative vote of a majority of the votes cast at the annual meeting is required for the election of directors. Only votes FOR or WITHHELD count. Abstentions and broker non-votes count for quorum purposes, but not for purposes of the election of directors.

Other Business.  The affirmative vote of a majority of the votes cast at the annual meeting is also required for ratification of Ernst & Young LLP as the Company’s independent auditors, and for approval of any other business which may properly come before the meeting or any adjournment thereof. Only votes FOR or AGAINST these proposals count. Abstentions and broker non-votes count for quorum purposes, but not for the voting on these proposals.

How the Votes are Counted

Representatives of Wells Fargo Bank, N.A. will tabulate the votes and act as inspectors of election. A properly signed proxy marked to “abstain” with respect to the election of one or more directors will be counted for quorum purposes but not for voting purposes. An abstention does not have the effect of a vote against the election of a director or for or against the ratification of Ernst & Young LLP as the Company’s independent auditors.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may or may not have discretionary authority to vote certain of your shares of Apache common stock on a given matter. If your shares are held by a broker and you do not give the broker specific instructions on how to vote your shares, your shares will not be voted on any non-routine matters to be acted upon at the annual meeting, including the election of directors. However, the shares of Apache common stock represented by such “broker non-votes” will be counted for quorum purposes.

ELECTION OF DIRECTORS
(ITEM NOS. 1-3 ON PROXY CARD)

The Company’s certificate of incorporation provides that, as near as numerically possible, one-third of the directors shall be elected at each annual meeting of stockholders. Unless directors earlier resign or are removed, their terms are for three years, and continue thereafter until their successors are elected and qualify as directors.

The present terms of directors Eugene C. Fiedorek, Patricia Albjerg Graham, and F. H. Merelli will expire at the 2010 annual meeting. Mr. Fiedorek, Dr. Graham, and Mr. Merelli have been recommended by the Company’s Corporate Governance and Nominating Committee and nominated by the board of directors for election by the stockholders to an additional three-year term. If elected, Mr. Fiedorek, Dr. Graham, and Mr. Merelli will serve beginning upon election until the annual meeting of stockholders in 2013.

Unless otherwise instructed, all proxies will be voted in favor of these nominees. If one or more of the nominees is unwilling or unable to serve, the proxies will be voted only for the remaining named nominees. Proxies cannot be voted for more than three nominees. The board of directors knows of no nominee for director who is unwilling or unable to serve.

The board of directors recommends that you vote FOR the election of directors.

NOMINEES FOR ELECTION AS DIRECTORS

Biographical information, including principal occupation and business experience during the last five years, of each nominee for director, is set forth below. Unless otherwise stated, the principal occupation of each nominee has been the same for the past five years. In addition, each nominee’s experience, qualifications, attributes or skills to serve on our board are discussed under the heading “Qualifications of Directors” below.

EUGENE C. FIEDOREK, 78, a private investor, joined the Company’s board of directors in 1988. Formerly, Mr. Fiedorek was a founder and managing director of EnCap Investments L.C., a Dallas, Texas, energy investment banking firm, from 1988 until March 1999, when EnCap was acquired by El Paso Energy. Prior to founding EnCap, Mr. Fiedorek was the managing director of the Energy Banking Group of First RepublicBank Corp. in Dallas, Texas, from 1978 to 1988. At Apache, he is a member of the Audit Committee.

PATRICIA ALBJERG GRAHAM, 74, joined the Company’s board of directors in September 2002. Dr. Graham is the Charles Warren Professor of the History of Education, Emerita at Harvard University. She joined the faculty of Harvard Graduate School of Education in 1974 and served as its dean from 1982 to 1991. From 1991 to 2000, she served as president of the Spencer Foundation, the nation’s leading funder of research into educational improvement. Dr. Graham is a director of Central European University, Smolny College of St. Petersburg State University, Russia, and the Josiah Macy, Jr. Foundation. Dr. Graham also serves as Chair of the Board of Trustees of The Carnegie Foundation for the Advancement of Teaching, having previously served on the Carnegie Board from 1984 through 1992. At Apache, she is a member of the Corporate Governance and Nominating Committee.

F. H. MERELLI, 72, joined the Company’s board of directors in 1997. Mr. Merelli has served as chairman of the board, chief executive officer, president, and a director of Cimarex Energy Co., a Denver, Colorado, independent oil and gas exploration and production company, since September 30, 2002, the date of Cimarex’s acquisitions of Key Production Company, Inc. and the exploration and production division of Helmerich & Payne, Inc. He served as chairman of the board and chief executive officer of Key from 1992 until October 2002, and as Key’s president from 1992 to September 1999 and again from March 2002 to October 2002. Prior to joining Key, Mr. Merelli served as Apache’s president and chief operating officer from 1988 to 1991. Prior to joining Apache, he was president of Terra Resources, Inc., a Tulsa, Oklahoma, oil and gas company from 1979 to 1988. At Apache, Mr. Merelli is a member of the Audit Committee and the Executive Committee.

CONTINUING DIRECTORS

Biographical information, including principal occupation and business experience during the last five years, for each continuing member of the board of directors whose term is not expiring at the 2010 annual meeting, is set forth below. Unless otherwise stated, the principal occupation of each director has been the same for the past five years. In addition, each director’s experience, qualifications, attributes or skills to serve on our board are discussed under the heading “Qualifications of Directors” below.

Term
Expires

FREDERICK M. BOHEN, 72, joined the Company’s board of directors in 1981. Mr. Bohen has served The Rockefeller University as senior advisor to the president since his retirement in November 2005, as executive vice president from February 2002 to November 2005, and as chief operating officer from 1990 through September 1999. He was senior vice president of Brown University from 1983 to 1990, and he served as vice president of finance and operations at the University of Minnesota from 1981 to 1983. Mr. Bohen was with the U.S. Department of Health and Human Services as assistant secretary for management and budget from 1977 to 1981. He is a director of American Council of Learned Societies and a member of its executive committee, a director of the Polish American Freedom Foundation and chairman of its investment committee, and a director of the TEAK Fellowship, a not-for-profit organization that mentors and assists gifted adolescent children from disadvantaged circumstances. At Apache, he is chairman of the Management Development and Compensation Committee and chairman of the Stock Option Plan Committee.	2012

G. STEVEN FARRIS, 61, who joined the Company’s board of directors in 1994, was appointed chairman of the board on January 15, 2009, and has served as chief executive officer since May 2002. Mr. Farris also served the Company as president and chief operating officer from May 1994 until February 12, 2009, as senior vice president from 1991 to 1994, and as vice president — exploration and production from 1988 to 1991. Prior to joining Apache, Mr. Farris was vice president of finance and business development for Terra Resources, Inc., a Tulsa, Oklahoma oil and gas company, from 1983 to 1988. He is co-chairman of the U.S.-Egypt Business Council, a member of the Board of Visitors of M.D. Anderson Cancer Center, Houston, Texas, and is a founding member and serves on the executive committee of America’s Natural Gas Alliance (“ANGA”). At Apache, Mr. Farris is a member of the Executive Committee.	2011

RANDOLPH M. FERLIC, 72, a private investor, joined the Company’s board of directors in 1986. Dr. Ferlic retired in December 1993 from his practice as a thoracic and cardiovascular surgeon. Dr. Ferlic is the founder of Surgical Services of the Great Plains, P.C. and served as its president from 1974 to 1993. He has been a Regent of the University of Nebraska since November 2000, and was chairman of its audit committee until March 2008, at which time he became, and continues to serve as, vice chairman. Dr. Ferlic serves as a director of the Nebraska Medical Center and chairman of its audit committee, as well as commissioner for the Midwestern Higher Education Compact. At Apache, he is chairman of the Audit Committee and a member of the Executive Committee.	2011

Term
Expires

A. D. FRAZIER, JR., 65, joined the board of directors of the Company in 1997. Mr. Frazier is a co-founder and vice chairman of BOTH Holdings, LLC, and owner and chairman of WolfCreek Broadcasting, Inc., Young Harris, Georgia. He has served as chairman and chief executive officer of Danka Business Systems PLC, St. Petersburg, Florida, since March 2006, and was of Counsel with the law firm of Balch & Bingham LLP, Atlanta, Georgia, from January 2005 to March 2006. Mr. Frazier retired as a director, president, and chief operating officer of Caremark Rx, Inc., a publicly-traded pharmacy benefit management company, in March 2004, having served in that role since August 2002. From March 2001 until August 2002, he was chairman and chief executive officer of the Chicago Stock Exchange. From October 2004 until its sale in January 2007, he was a director and chairman of the board of Gold Kist, Inc., Atlanta, Georgia, an integrated chicken production, processing, and marketing company. At Apache, Mr. Frazier is a member of the Management Development and Compensation Committee and the Stock Option Plan Committee.	2011
JOHN A. KOCUR, 81, joined the Company’s board of directors in 1977. Mr. Kocur, who is retired from the private practice of law, served as vice chairman of the Company’s board of directors from 1988 to 1991. At Apache, he currently serves as chairman of the Executive Committee, a member of the Corporate Governance and Nominating Committee, and a member of the Management Development and Compensation Committee.	2011
GEORGE D. LAWRENCE, 59, a private investor, joined the Company’s board of directors in May 1996. Mr. Lawrence was president, chief executive officer and a director of The Phoenix Resource Companies, Inc., a public oil and gas company, from 1990 until May 1996, when Phoenix merged with Apache. At Apache, he is a member of the Executive Committee and the Management Development and Compensation Committee.	2012

RODMAN D. PATTON, 66, joined the Company’s board of directors in December 1999. Mr. Patton has nearly 30 years experience in oil and gas investment banking and corporate finance activity, including serving as managing director of the Merrill Lynch Energy Group from 1993 until April 1999. Previously, he was with The First Boston Corporation (later Credit Suisse First Boston) and Eastman Dillon, Union Securities (later Blyth Eastman Dillon). Mr. Patton is a director of NuStar GP, LLC (formerly Valero GP, LLC), San Antonio, Texas, and is chairman of its audit committee and a member of its compensation committee. NuStar GP LLC is the general partner of NuStar Energy LP (formerly Valero LP), owner and operator of crude oil and refined products pipeline, terminalling, and storage assets. At Apache, Mr. Patton is a member of the Audit Committee.	2012

Term
Expires

CHARLES J. PITMAN, 67, joined the Company’s board of directors in May 2000. Mr. Pitman served as a non-executive director and chairman of Urals Energy Public Company Limited, an oil exploration and production company operating in Russia, from September 2005 until January 2009, chairman of the board of First Calgary Petroleums Ltd., an oil and gas exploration company engaged in exploration and development activities in Algeria, from June 2007 to March 2008, and was sole member of Shaker Mountain Energy Associates LLC from September 1999 to November 2007. He retired from BP Amoco plc in late 1999, having served as regional president — Middle East/Caspian/Egypt/India. Prior to the merger of British Petroleum and Amoco Corporation in 1998, Mr. Pitman held a variety of executive positions at Amoco. At Apache, Mr. Pitman is chairman of the Corporate Governance and Nominating Committee.	2012

RETIREMENT OF RAYMOND PLANK

On January 15, 2009, Mr. Raymond Plank retired as chairman of the board and as a director and employee of the Company. Mr. Plank founded the Company in 1954, and served as chairman of the board since 1979, having been a director since inception. He served as the Company’s chief executive officer from 1966 until May 2002, and as president from 1954 to 1979. For additional information regarding Mr. Plank’s retirement, please see the Compensation Discussion and Analysis section of this proxy statement.

QUALIFICATIONS OF DIRECTORS

In selecting our directors and director nominees, the Corporate Governance and Nominating (“CG&N”) Committee has sought to create a board with a broad and balanced set of skills, complimented by diversity of experience and expertise. As is evidenced by the biographical information set forth above, each director contributes his or her own unique background which has led the CG&N Committee to conclude that the Company and our stockholders will benefit from the director’s service on the Company’s board. It is equally important that the particular skill sets of each director complement the experience, qualifications, attributes and skills of our board of directors as a whole. In addition to the qualifications described in the preceding biographical information, the following is a discussion of the particular experience, qualifications, attributes or skills of each director that led our board to conclude that he or she will contribute to the diversity of experience and expertise required for the effective functioning of our board.

EUGENE C. FIEDOREK After working as a petroleum reservoir engineer at Shell Oil Company and British American Oil Producing Company for eight years, Mr. Fiedorek spent 37 years in the oil and gas investment banking and banking industries. As managing director of both EnCap Investments and the Energy Banking Group of First RepublicBank, he gained extensive experience in advising oil and gas companies on their capital structure and strategic direction. Through these positions, Mr. Fiedorek gained valuable experience in identifying, assessing, and minimizing risk that can affect large oil and gas companies. These positions also provided him with the financial reporting expertise necessary for his role on Apache’s audit committee.

PATRICIA ALBJERG GRAHAM Prior to her appointment as dean of Harvard University’s Graduate School of Education in 1982, Dr. Graham served as dean of the Radcliffe Institute, vice president for Institutional Planning for Radcliffe College, and vice president of Radcliffe College. In 1977, Dr. Graham, a leading historian of American education, left her positions at Radcliffe College upon her appointment by then-President Jimmy Carter to serve as the director of the National Institute of Education, then the federal government’s education research agency, a position in which she served until 1979. Throughout her career, Dr. Graham has held a variety of leadership and policy-making roles in the area of education. In her service as dean of Harvard Graduate School of Education and vice president of Radcliffe College, Dr. Graham was responsible for, among other things, the management, structure, and day-to-day operations of these premiere educational institutions. Dr. Graham also served on the board of Northwestern Mutual Life Insurance Company from 1980-2005 and, for most of that period, she served on the management compensation and public policy committee of the board.

F. H. MERELLI Mr. Merelli has spent more than 30 years in key executive and director positions in the oil and gas industry. His extensive experience leading oil and gas companies in the capacities of president, chief executive officer, and chairman of the board has provided a wealth of knowledge and understanding of the intricacies of the oil and gas industry. Through these positions, Mr. Merelli has gained valuable experience in identifying, assessing, and managing risk that can affect large oil and gas companies, including Apache. Although Mr. Merelli served as president and chief operating officer of Apache for just three years, his impact on the Company was considerable. Many of the management and incentive systems that he and Mr. Farris put into place upon his arrival at Apache 20 years ago remain in place today, as do many of the management personnel they brought to the Company.

FREDERICK M. BOHEN Throughout his career, Mr. Bohen has held executive-level leadership roles and been responsible for the finance and operations of large, complex organizations. As senior vice-president of Brown University in the 1980’s, an Ivy League school and a premier university college, he was responsible for all aspects of business operations, including finance, budget, human resources, and facilities. As executive vice-president and chief operating officer of the Rockefeller University during the period 1990-2005, Mr. Bohen was responsible for all aspects of the operations of this world-renowned center for research and graduate training in the biomedical sciences, including human resources, finance, capital projects, facilities, and the management of an annual operating budget exceeding $250 million. In these roles over more than two decades, he was steadily involved in the recruitment and retention of officer-level talent and the development of related compensation policies and programs. With broad leadership responsibility in these institutions for finance over the same period, Mr. Bohen acquired the experience and judgment useful in identifying, assessing and minimizing financial and other risks and uncertainties in the leadership and direction of complex organizations. He has also served as a Director of Oppenheimer and Company; of the Student Loan Marketing Association (“Sallie Mae”), where he chaired the Board’s compensation committee; of the College Construction Loan Insurance Association (“Connie Lee”); and of the Mexico Equity Income Fund, Inc.

G. STEVEN FARRIS Mr. Farris’ 27 years experience in the oil and gas industry coupled with his 15 years of direct leadership at Apache provide him with valuable insight not only into the oil and gas industry, but also the unique day-to-day operations of Apache. Throughout his career, Mr. Farris has held positions of increasing responsibility in the oil and gas industry, culminating in his appointment as chief executive officer of Apache in May 2002 and chairman of the board in January 2009. Since being named as chief operating officer in 1994, Mr. Farris has been instrumental in growing the Company’s reserves by almost nine times to 2,367 million barrels of oil equivalent (“MMboe”) and production to 600,000 barrels per day (“b/d”).

RANDOLPH M. FERLIC Dr. Ferlic has been involved in research activities throughout his professional life, including in-depth analysis of data, probabilities, and risks. For his work as a cardiovascular and thoracic surgeon, Dr. Ferlic was awarded “Legend” status by the Nebraska Medical Center. In addition to founding Surgical Services of the Great Plains, from 1974 until 1994, Dr. Ferlic served as the corporation’s president, was responsible for and managed its finances, and was trustee and manager of the corporation’s employee benefit plans. Dr. Ferlic has twice been publicly elected to the University of Nebraska Board of Regents and has served on the board’s audit committee since 2000. He serves as a director and executive committee member on the Nebraska Medical Center Board, a large hospital system, and is chair of the audit committee. Dr. Ferlic was appointed by both Democrat and Republican governors to serve the past 20 years as a commissioner for the Midwestern Higher Education Compact, a 12-state policy and business compact for all educational activities in those states. He served as treasurer of the Compact from 1997-2000. His service to both the Compact and the Nebraska Board of Regents has involved shaping policies that help craft strategic and global views. Over the years, Dr. Ferlic has acquired over 300,000 shares of the Company’s common stock for himself and his family, which further aligns him with stockholder interests.

A. D. FRAZIER, JR. In addition to the many executive positions noted in his biographical information above, Mr. Frazier spent a large part of his career as an executive in the investment banking industry. He served as the chief executive officer of INVESCO, Inc., an affiliate of an independent global investment management firm, from 1997 to 2000. Mr. Frazier also served as executive vice president, North American Banking Group, of First Chicago Corporation and First National Bank of Chicago from 1982 to 1991, where, among other numerous industry specialties, he oversaw the Bank’s Oil & Gas specialty, which provided him with an intimate knowledge of the oil and gas industry. He also served as the chief operating officer of the Atlanta Olympic Games Committee from 1991 to October 1996. During his career, Mr. Frazier has gathered extensive experience as an executive responsible for the development, management, and operation of a diverse group of businesses and organizations. Through these executive and director positions, Mr. Frazier gathered extensive experience in identifying, analyzing, and managing risk across a wide range of industries.

JOHN A. KOCUR Mr. Kocur was employed by Apache in various roles from the time that the Company’s stock was first listed on the New York Stock Exchange in 1969 until his retirement in 1991. During his tenure, Mr. Kocur served Apache in various roles of increasing responsibility, including serving as its general counsel, culminating in his appointment as the Company’s president in 1979. Mr. Kocur, as president and later as vice chairman, was instrumental in overseeing Apache’s growth from a small drilling program company to a leading independent, international oil and gas company. Mr. Kocur’s unparalleled experience with and understanding of the Company’s history and objectives provide invaluable insight into the Company’s past, current, and future operations and management.

GEORGE D. LAWRENCE Mr. Lawrence began his oil and gas career with the predecessor to The Phoenix Resource Companies, Inc. in 1985, holding management positions with increasing responsibility, culminating in his appointment as president, chief executive officer, and a director of Phoenix in 1990 until 1996, when the company merged with Apache. During his tenure as chief executive officer of Phoenix, Mr. Lawrence gained valuable experience in corporate leadership in all aspects of business including finance, securities, operations, strategy and risk. At Phoenix and its predecessor, Mr. Lawrence was extensively involved in international operations that were spread over every continent and he was especially instrumental in leading Phoenix’s operations in Egypt, an area that remains at the core of Apache’s operations today. Prior to entering the oil and gas business, Mr. Lawrence engaged in a diversified private practice of law and also served five years at the United States Department of Justice, his last position there being the Assistant Chief of the Environmental Enforcement Section.

RODMAN D. PATTON For over 25 years prior to joining Apache’s board of directors, Mr. Patton held various executive positions in the oil and gas investment banking industry. As a managing director at Merrill Lynch, First Boston (later Credit Suisse) and other investment banks, Mr. Patton has extensive experience advising oil and gas companies on capital structure, strategy and direction. He also gained valuable experience in the assessment and management of risk faced by oil and gas companies. As a former investment banker and as chairman of NuStar GP’s audit committee, Mr. Patton has extensive financial reporting expertise, which serves him well in his role as a member of Apache’s audit committee.

CHARLES J. PITMAN Having served in executive and director capacities at numerous oil and gas companies, Mr. Pitman has gained invaluable experience in and knowledge of the oil and gas industry. During his 24-year career at Amoco Corporation and BP Amoco plc, Mr. Pitman served in a variety of leadership positions in the United States and multiple international locations, principally in the Middle East. Notably, Mr. Pitman served as president of Amoco Egypt Oil Company from 1992 to 1996, president of Amoco Eurasia Petroleum Company from 1997 to 1998, regional president BP Amoco plc — Middle East/Caspian/Egypt/India and head of new business development — Middle East/Caspian from December 1998 until his retirement in 1999. Most recently, Mr. Pitman has utilized his considerable experience in international oil and gas by participating in oil and gas ventures in Russia and Algeria. Prior to joining Amoco, Mr. Pitman served in the United States Department of State as a Foreign Service Officer and Attorney-Adviser.

DIRECTOR INDEPENDENCE

During 2009 and the first two months of 2010, the board of directors evaluated all business and charitable relationships between the Company and the Company’s non-employee directors (all directors other than Mr. Farris and Mr. Raymond Plank, who served as chairman of the board until his retirement on January 15, 2009) and all other relevant facts and circumstances. As a result of the evaluation, the board of directors determined, as required by the Company’s Governance Principles, that each non-employee director is an independent director as defined by the standards for director independence established by applicable laws, rules, and listing standards including, without limitation, the standards for independent directors established by The New York Stock Exchange, Inc. (“NYSE”), The NASDAQ National Market (“NASDAQ”), and the Securities and Exchange Commission (“SEC”).

Subject to some exceptions, these standards generally provide that a non-employee director will not be independent if (a) the director is, or in the past three years has been, an employee of the Company; (b) the director or a member of the director’s immediate family is, or in the past three years has been, an executive officer of the Company; (c) the director or a member of the director’s immediate family has received more than $120,000 per year in direct compensation from the Company other than for service as a director (or for a family member, as a non-executive employee); (d) the director or a member of the director’s immediate family is, or in the past three years has been, employed in a professional capacity by Ernst & Young LLP, the Company’s independent registered public accountants, or has worked for such firm in any capacity on the Company’s audit; (e) the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where an Apache executive officer serves on the compensation committee; or (f) the director or a member of the director’s immediate family is an executive officer of a company that makes payments to, or receives payments from, Apache in an amount which, in any twelve-month period during the past three years, exceeds the greater of $200,000 or two percent of the consolidated gross revenues of the company receiving the payment.

Lead Director

The Company’s Governance Principles require that the independent (non-employee) directors meet in executive session at least twice each year and, in 2009, they met six times in executive session. These executive sessions are chaired by a lead director. Also included in the Company’s Governance Principles are the procedures by which a lead director is chosen and the method established for communication of concerns to the independent directors. The Company’s Governance Principles are available on the Company’s website (www.apachecorp.com).

Reporting of Concerns to Independent Directors

Anyone who has concerns about the Company may communicate those concerns to the independent directors. Such communication should be mailed to the Company’s corporate secretary at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400, who will forward such communications to the independent directors.

Board Leadership Structure and Risk Oversight

Throughout much of Apache’s history, the Company has ascribed to the traditional U.S. board leadership structure, under which our chief executive officer has also served as the chairman of our board of directors. From 1969 until 2002, both of these positions were held by our founder, Mr. Raymond Plank. However, upon Mr. Raymond Plank’s retirement as chief executive officer of the Company in 2002, Mr. Farris was appointed as the Company’s chief executive officer and Mr. Raymond Plank remained as the Company’s chairman of the board. Upon Mr. Plank’s retirement as chairman of the board in January 2009, Mr. Farris was appointed the Company’s chairman of the board, once again unifying the roles of chairman and chief executive officer. As Apache’s history demonstrates, we believe it is important to maintain the flexibility to have either a combined or a separated chair and CEO structure as circumstances dictate. Each structure has served us well in the past. Currently, as we transform the Company following retirement of its founder, we believe that the efficiencies created by a combined position work best especially with our newly created lead director position assuring strong board leadership. Our board regularly reviews all the aspects of our governance profile, including this one, and will make changes as circumstances warrant. This is the model that the Company has utilized for much of its history and we believe that it is the most effective way to lead the Company going forward.

The Company’s Governance Principles state that in addition to its general oversight of management, the board of directors is responsible for a number of specific functions, including assessing major risks facing the Company and reviewing options for their mitigation. Our board of directors has four standing independent committees with separate chairs — Audit, Management Development and Compensation, Executive, and Corporate Governance and Nominating. Our Audit Committee is primarily responsible for overseeing the Company’s risk management processes on behalf of the board. The Audit Committee charter provides that the Audit Committee should assess and manage the Company’s exposure to risk, and discuss the Company’s major financial risk exposure and the steps management has taken to monitor, control, and report such exposures. In addition, the Audit Committee reports to the board of directors, which also considers the Company’s risk profile. The Audit Committee and the board of directors focus on the most significant risks facing the Company, and the Company’s risk management strategy and ensure that the risks undertaken are consistent with the board’s tolerance for risk. While the board is responsible for setting, monitoring and maintaining the Company’s risk management policies and practices, the Company’s executive officers and members of our management team are responsible for implementing and overseeing our day-to-day risk management processes. The board has created a Risk Management Committee composed of members of our management team. The Risk Management Committee monitors and manages risks related to, among other things, our commodity hedging activities and foreign currency exchange exposure. The Company believes that this division of responsibility is the most effective way to monitor and control risk.

In addition to the oversight provided by our full board of directors, Audit Committee, executive officers and members of our management team, our independent (non-employee) directors hold regularly scheduled executive sessions as often as they deem appropriate, but in any event at least twice each year. These executive sessions are chaired by a lead director, and provide an additional avenue through which we monitor the Company’s risk exposure and policies regarding risk management.

Risk Considerations in Our Compensation Programs

Our MD&C Committee has discussed the concept of risk as it relates to our compensation programs, and the MD&C Committee does not believe our compensation programs encourage excessive or inappropriate risk taking. The MD&C Committee, with assistance of its independent compensation consultant, arrived at this conclusion for the following reasons:

•	Our employees receive both fixed and variable compensation. The fixed (salary) portion provides a steady income regardless of the Company’s stock performance. This allows executives to focus on the Company’s business without an excessive focus on the Company’s stock price performance.

•	The goals for the annual cash incentive bonus are set to avoid overweighting any single goal that, if not achieved, would result in a large percentage loss of compensation.

•	Our stock options and restricted stock units generally vest over four years, which discourages short-term risk taking.

•	Our new equity ownership requirements encourage a long-term perspective by our executives.

•	A substantial portion of our executives’ long-term equity compensation is forfeited upon voluntary termination, which also encourages our executives to maintain a long-term focus.

•	Our incentive programs have been in place for many years and we have seen no evidence that they encourage excessive risk taking.

•	Essentially all of our employees participate in our compensation programs regardless of business unit which encourages consistent behavior across the Company.

STANDING COMMITTEES AND MEETINGS
OF THE BOARD OF DIRECTORS

The board of directors has an Audit Committee, a Corporate Governance and Nominating (“CG&N”) Committee, a Management Development and Compensation (“MD&C”) Committee and its subcommittee, the Stock Option Plan Committee, and an Executive Committee. Actions taken by these committees are reported to the board of directors at the next board meeting. During 2009, each of the Company’s directors attended at least 75 percent of all meetings of the board of directors and committees of which he or she was a member. All of the directors attended the Company’s 2009 annual meeting of stockholders held on May 7, 2009.

2009 MEMBERSHIP ROSTER
Name	Board	Audit	CG&N	MD&C	Stock Option	Executive
Frederick M. Bohen	✓			✓**	✓**

G. Steven Farris	✓*					✓

Randolph M. Ferlic	✓	✓**				✓

Eugene C. Fiedorek	✓	✓

A. D. Frazier, Jr.	✓			✓	✓

Patricia Albjerg Graham	✓		✓

John A. Kocur	✓		✓	✓		✓**

George D. Lawrence	✓			✓		✓

F. H. Merelli	✓	✓				✓

Rodman D. Patton	✓	✓

Charles J. Pitman	✓		✓**

Raymond Plank	✓*					✓***

No. of Meetings in 2009	10	9	5	9	4	0

*	Raymond Plank served as chairman of the board until his retirement on January 15, 2009. Thereafter, G. Steven Farris succeeded Mr. Plank as chairman.

**	Committee Chairman

***	Raymond Plank served as a member of the Executive Committee until his retirement on January 15, 2009.

Audit Committee

The Audit Committee reviews, with the independent public accountants and internal auditors of the Company, their respective audit and review programs and procedures and the scope and results of their audits. It also examines professional services provided by the Company’s independent public accountants and evaluates their costs and related fees. Additionally, the Audit Committee reviews the Company’s financial statements and the adequacy of the Company’s system of internal controls over financial reporting. The Audit Committee is also tasked with assessing and managing the Company’s exposure to risk. The Audit Committee makes recommendations to the board of directors concerning the Company’s independent registered public accountants and their engagement or discharge.

During 2009 and the first two months of 2010, the board of directors reviewed the composition of the Audit Committee pursuant to the rules of the NYSE and NASDAQ governing audit committees. Based on this review, the board of directors confirmed that all members of the Audit Committee are “independent” under the NYSE and NASDAQ rules. During 2000, the Audit Committee adopted a charter, which was approved by the board of directors on May 4, 2000, and which reflects the NYSE’s rules and the regulations of the SEC. On February 4, 2004, the Audit Committee adopted an amended and restated charter, which was approved by the board of directors on February 5, 2004. The Audit Committee charter is available on the Company’s website (www.apachecorp.com). The board of directors has determined that all members of the Audit Committee qualify as financial experts, as defined in Item 407 of Regulation S-K under the Securities Act of 1933.

MD&C Committee

The MD&C Committee reviews the Company’s management resources and structure and administers the Company’s compensation programs and retirement, stock purchase and similar plans. Under the provisions of its charter, the MD&C Committee may, at its discretion and if allowed by applicable laws or regulations, delegate all or a portion of its duties and responsibilities to a subcommittee of the MD&C Committee composed of at least two members. During 2009 and the first two months of 2010, the board of directors reviewed the composition of the MD&C Committee pursuant to the rules of the NYSE and NASDAQ governing compensation committees. Based on this review, the board of directors confirmed that all members of the MD&C Committee are “independent” under the NYSE and NASDAQ rules. The MD&C Committee charter is available on the Company’s website (www.apachecorp.com).

Stock Option Plan Committee

The MD&C Committee has one standing subcommittee, the Stock Option Plan Committee, the two members of which are “outside directors” as defined by applicable federal tax law or regulations of the Internal Revenue Service. The duties of the Stock Option Plan Committee include the award and administration of option grants under the Company’s stock option plans, of grants under the executive restricted stock plan, of stock unit grants under the deferred delivery plan, of conditional grants under the share appreciation plans, and of grants under the Company’s 2007 Omnibus Equity Compensation Plan.

CG&N Committee

The duties of the CG&N Committee include recommending to the board of directors the slate of director nominees submitted to the stockholders for election at the annual meeting and proposing qualified candidates to fill vacancies on the board of directors. The CG&N Committee is also responsible for developing corporate governance principles for the Company, reviewing related party transactions, and overseeing the evaluation of the board of directors. During 2009 and the first two months of 2010, the board of directors reviewed the composition of the CG&N Committee pursuant to the rules of the NYSE and NASDAQ governing governance committees. Based on this review, the board of directors confirmed that all members of the CG&N Committee are “independent” under the NYSE and NASDAQ rules. The CG&N Committee charter is available on the Company’s website (www.apachecorp.com).

The CG&N Committee considers director nominee recommendations from executive officers of the Company, independent members of the board and stockholders of the Company, and from other interested parties. The CG&N Committee may also retain an outside search firm to assist it in finding appropriate nominee candidates. Stockholder recommendations for director nominees received by Apache’s corporate secretary (at the address for submitting stockholder proposals and nominations set forth under the heading “Future Stockholder Proposals and Director Nominations”) are forwarded to the CG&N Committee for consideration.

Executive Committee

The Executive Committee is vested with the authority to exercise the full power of the board of directors, within established policies, in the intervals between meetings of the board of directors. In addition to the general authority vested in it, the Executive Committee may be vested with specific power and authority by resolution of the board of directors.

Committee Charters

As noted above, you can access electronic copies of the charters of the committees of the board of directors on the Company’s website (www.apachecorp.com). Also available on the Company’s website are our Governance Principles and our Code of Business Conduct which meets the requirements of a code of ethics under applicable SEC regulations and NYSE and NASDAQ standards. You may request printed copies of any of these documents by writing to Apache’s corporate secretary at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400.

CRITERIA FOR NEW BOARD MEMBERS
AND RE-ELECTION OF BOARD MEMBERS

The CG&N Committee considers the following criteria in recommending new nominees or the re-election of directors to the Company’s board of directors and its committees:

•	Expertise and perspective needed to govern the business and strengthen and support senior management — for example: strong financial expertise, knowledge of international operations, or knowledge of the petroleum industry and/or related industries.

•	Sound business judgment and a sufficiently broad perspective to make meaningful contributions.

•	Interest and enthusiasm in the Company and a commitment to become involved in its future.

•	The time and energy to meet board of directors commitments.

•	Constructive participation in discussions, with the capacity to quickly understand and evaluate complex and diverse issues.

•	Dedication to the highest ethical standards.

•	Supportive of management, but independent, objective, and willing to question and challenge both openly and in private exchanges.

•	An awareness of the dynamics of change and a willingness to anticipate and explore opportunities.

All decisions to recommend the nomination of a new nominee for election to the board of directors or for the re-election of a director are within the sole discretion of the CG&N Committee.

All director nominations are evaluated and made based solely on Company and work-related factors and not with regard to candidates’ or directors’ inclusion in any protected class or group identified in the Company’s anti-discrimination policy.

The above criteria and guidelines, together with the section of the Company’s Governance Principles entitled “Qualifications of Board Members” constitute the policy of the CG&N Committee regarding the recommendation of new nominees or the re-election of directors to the Company’s board of directors or its committees. The Company’s Governance Principles are available on the Company’s website (www.apachecorp.com).

Company policy precludes directors and employees from discriminating against any protected group. Company policy also precludes directors and employees from basing work-related decisions on anything other than work-relevant criteria. The Company’s approach to diversity complements these policies without conflicting with them; our status as a global company makes the need for board diversity in all its aspects essential to our business. Our criteria for board selection, summarized in this section, operates as our diversity policy.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the board of directors. The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal controls over financial reporting, and for assessing the effectiveness of internal controls over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements in the Annual Report on Form 10-K with Company management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, Communication with Audit Committees (as amended), other standards of the Public Company Accounting Oversight Board (United States), rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Audit Committee has discussed with the independent registered public accounting firm the firm’s independence from Company management and the Company, including the matters in the letter from the firm required by PCAOB Rule 3526, Communication with Audit Committees Covering Independence, and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

The Audit Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal controls over financial reporting as well as the independent registered public accounting firm’s report on the effectiveness of the Company’s internal controls over financial reporting.

The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. At each of the four Audit Committee meetings held in person during 2009, the Audit Committee met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, including internal controls over financial reporting, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors, and the board has approved, that the audited consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal controls over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2009, filed by the Company with the Securities and Exchange Commission.

The Audit Committee is governed by a charter, which is available on the Company’s website (www.apachecorp.com). The Audit Committee held nine meetings during fiscal year 2009, including the four in-person meetings referenced above. The Audit Committee is comprised solely of independent directors as defined by the New York Stock Exchange and the NASDAQ National Market listing standards and Rule 10A-3 of the Securities Exchange Act of 1934, as amended.

February 23, 2010	Members of the Audit Committee Randolph M. Ferlic, Chairman Eugene C. Fiedorek F. H. Merelli Rodman D. Patton

DIRECTOR COMPENSATION

Non-Employee Directors’ Compensation Plan and Share Ownership Requirement

During 2009, under the terms of the non-employee directors’ compensation plan, non-employee directors received an annual cash retainer of $150,000 (with no separate meeting attendance fees or retainer payable in shares), and the chairman of each committee received an additional annual cash retainer of $15,000 for chairing that committee.

During 2009, under the terms of the Company’s non-employee directors’ compensation plan, non-employee directors could defer receipt of all or any portion of their cash retainers. Deferred cash amounts accrue interest equal to the Company’s rate of return on its short-term marketable securities. Once each year, participating directors may elect to transfer all or a portion of their deferred cash amounts into the form of shares of Apache common stock. After such election, amounts deferred in the form of Apache common stock accrue dividends as if the stock were issued and outstanding when such dividends were payable. All deferred amounts, as well as accrued interest and dividends, are maintained in a separate memorandum account for each participating non-employee director. Amounts are paid out in cash and/or shares of Apache common stock, as applicable, upon the non-employee director’s retirement or other termination of his or her directorship, or on a specific date, in a lump sum or in annual installments over a ten-year (or shorter) period. One non-employee director deferred all of his cash retainer fees during 2009.

In February 2007, the Company adopted a minimum share ownership requirement for non-employee directors. Within three years of the later of the requirement’s adoption or joining the board, each non-employee director is required to directly own shares and/or share equivalents totaling at least 7,000 shares of the Company’s common stock. As of the date of this proxy statement, each non-employee director directly owned shares and/or share equivalents totaling more than 7,000 shares of the Company’s common stock. See beneficial ownership information under the heading “Securities Ownership and Principal Holders” below.

Non-Employee Directors’ Restricted Stock Units Program

In August 2008, the Company established the Non-Employee Directors’ Restricted Stock Units Program (the “RSU Program”), pursuant to the Company’s 2007 Omnibus Equity Compensation Plan. Each year, all non-employee directors are eligible to receive grants of restricted stock units comparable in value to the initial 1,500 restricted stock units awarded under the RSU Program in 2008. However, in keeping with the voluntary base salary reductions taken during 2009 by the Company’s top four officers, the non-employee directors elected to reduce the value of each director’s 2009 grant under the RSU Program to approximately $112,500.

Each non-employee director was awarded 1,294 restricted stock units on August 14, 2009 under the RSU Program, with half of the restricted stock units vesting thirty days after the grant and the other half vesting on the one-year anniversary date of the grant. Each restricted stock unit is equivalent to one share of common stock. Except as noted below, any unvested restricted stock units are forfeited at the time the non-employee director ceases to be a member of the board. The unvested portion of any award automatically vests upon death or termination without cause (including retirement). Non-employee directors are required to choose, at the time of each award, whether such award will vest as 100 percent common stock or a combination of 40 percent cash and 60 percent common stock. Additionally, non-employee directors are entitled to receive dividend equivalents, equal to dividends on the Company’s common stock, in cash on the unvested portions of the restricted stock unit awards.

Equity Compensation Plan for Non-Employee Directors

The Company established an equity compensation plan for non-employee directors in February 1994, which is administered by the MD&C Committee. The original expiration date for this plan was July 1, 2009, with a maximum of 50,000 shares of common stock (115,500 shares after adjustment for the stock dividends and stock split) for awards granted during the term of the plan. However, in February 2007, the plan was amended to provide that no new awards would be granted subsequent to January 1, 2007, and no awards have been made since that date. The plan continues in existence solely for the purpose of governing still-outstanding awards made prior to January 1, 2007.

Each non-employee director was awarded 1,000 restricted shares of the Company’s common stock every five years from July 1, 1994 through July 1, 2000, with the shares vesting at a rate of 200 shares annually. On May 3, 2001, the plan was amended to provide that on July 1, 2001 and on July 1 of each third year thereafter, each non-employee director was awarded 1,000 restricted shares of common stock, with one-third of the shares vesting annually. On February 5, 2004, the plan was amended to adjust the awards to 2,310 restricted shares of common stock (1,000 shares adjusted for the stock dividends and stock split) for any awards made on July 1, 2004 and thereafter.

Awards were made from shares of common stock held in the Company’s treasury and were automatic and non-discretionary. All shares awarded under the plan have vested, have full dividend and voting rights, and are not eligible for sale while the non-employee director is still serving as a member of the board.

Outside Directors’ Retirement Plan

An unfunded retirement plan for non-employee directors was established in December 1992. The plan is administered by the MD&C Committee and pays retired non-employee directors benefits equal to two thirds (2/3) of the annual retainer for a period based on length of service. Payments are made on a quarterly basis, for a maximum of ten years, and are paid from the general assets of the Company. In the event of the director’s death prior to receipt of all benefits payable under the plan, the remaining benefits are payable to the director’s surviving spouse or designated beneficiary until the earlier of the termination of the payment period or the death of the surviving spouse or designated beneficiary. During 2009, benefits were paid under this plan to one former director who retired from the Company’s board of directors in 2001.

Director Compensation Table

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2009:

					Change in
					Pension Value
					and Nonqualified
	Fees Earned	Stock		Non-Equity	Deferred
	or Paid in	Awards	Option	Incentive Plan	Compensation	All Other
	Cash	(2)	Awards	Compensation	Earnings	Compensation	Total
Name (1)(a)	($)(b)	($)(c)	($)(d)	($)(e)	($)(f)	($)(g)	($)(h)
Frederick M. Bohen	165,000	112,462	—	—	2,264	436	280,162
Randolph M. Ferlic	165,000	112,462	—	—	—	436	277,898
Eugene C. Fiedorek	150,000	112,462	—	—	—	436	262,898
A.D. Frazier, Jr.	150,000	112,462	—	—	—	436	262,898
Patricia Albjerg Graham	150,000	112,462	—	—	4,999	436	267,897
John A. Kocur	165,000	112,462	—	—	—	21,026(3)	298,488
George D. Lawrence	150,000	112,462	—	—	5,485	436	268,383
F. H. Merelli	150,000	112,462	—	—	611	436	263,509
Rodman D. Patton	150,000	112,462	—	—	4,366	436	267,264
Charles J. Pitman	165,000	112,462	—	—	93	436	277,991

(1)	Employee directors do not receive additional compensation for serving on the board of directors or any committee of the board. Raymond Plank, the Company’s retired chairman, and G. Steven Farris, the Company’s chairman and chief executive officer, are not included in this table as they were employees of the Company during part or all of 2009. The compensation they received as employees of the Company is shown in the Summary Compensation Table.

(2)	Grant date fair value of 1,294 restricted stock units granted to each non-employee director based on the per share closing price of the Company’s common stock of $86.91 for August 14, 2009.

At year-end 2009, the aggregate number of unvested, restricted stock units was 647 units for each director.

None of the directors had unvested, restricted Apache common stock at year-end 2009.

(3)	Includes life insurance, medical and dental premiums of $11,830 and $8,760 reimbursed for the taxes payable on income attributable to this benefit.

SECURITIES OWNERSHIP AND PRINCIPAL HOLDERS

The following tables set forth, as of February 28, 2010, the beneficial ownership of (i) each director or nominee for director of the Company, (ii) the principal executive officer, the principal financial officer, and the three other most highly compensated executive officers who served as officers of the Company during 2009, and (iii) all directors and executive officers of the Company as a group. All ownership information is based upon filings made by those persons with the SEC and upon information provided to the Company. (All share numbers in the table and footnotes have been adjusted for the stock dividends and stock split.)

		Amount and
		Nature of Beneficial			Percent of Class
Title of Class	Name of Beneficial Owner	Ownership(1)			Outstanding
Common Stock, par value $0.625	Frederick M. Bohen	17,389	(2	)(3)(7)	*

	G. Steven Farris	1,115,939	(5	)(6)(7)	*

	Randolph M. Ferlic	399,928	(2	)(7)(8)	*

	Eugene C. Fiedorek	42,087	(2	)(7)	*

	A. D. Frazier, Jr.	21,192	(2	)(7)	*

	Patricia Albjerg Graham	15,782	(2	)(3)(7)	*

	John A. Kocur	40,671	(2	)(7)	*

	George D. Lawrence	39,636	(2	)(3)(7)	*

	F. H. Merelli	29,376	(2	)(3)(7)	*

	Rodman D. Patton	31,341	(2	)(3)(7)	*

	Charles J. Pitman	27,613	(2	)(3)(7)	*

	Roger B. Plank	422,539	(4	)(5)(6)(7)	*

	John A. Crum	161,859	(5	)(6)(7)	*

	Rodney J. Eichler	190,617	(4	)(5)(6)(7)	*

	Michael S. Bahorich	107,935	(5	)(7)	*

	All directors, nominees, and executive officers as a group (including the above name persons)	3,351,535	(4	)(5)(6)(7)	1.00

*	Represents less than one percent of outstanding shares of common stock.

(1)	All ownership is sole and direct unless otherwise noted. Inclusion of any common shares not owned directly shall not be construed as an admission of beneficial ownership. Fractional shares have been rounded to the nearest whole share.

(2)	Includes restricted common shares awarded under the Company’s Equity Compensation Plan for Non-Employee Directors.

(3)	Includes the following common share equivalents related to retainer fees deferred under the Company’s Non-Employee Directors’ Compensation Plan: Mr. Bohen — 2,528; Dr. Graham — 8,372; Mr. Lawrence — 9,187; Mr. Merelli — 1,044; Mr. Patton — 8,533; and Mr. Pitman — 155.

(4)	Includes the following common stock equivalents held through the Company’s Deferred Delivery Plan: Mr. Roger Plank — 22,503; Mr. Eichler — 26,238; and all directors and executive officers as a group — 90,636.

(footnotes continued on following page)

(5)	Includes the following common shares issuable upon the exercise of outstanding employee stock options which are exercisable within 60 days: Mr. Farris — 245,202; Mr. Roger Plank — 59,978; Mr. Crum — 16,525; Mr. Eichler — 39,159; Mr. Bahorich — 35,481; and all directors and executive officers as a group — 574,853.

(6)	Includes shares held by the trustee of the Company’s 401(k) Savings Plan and related Non-Qualified Retirement/Savings Plan: Mr. Farris — 74,309; Mr. Roger Plank — 54,104; Mr. Crum — 8,032; Mr. Eichler — 12,803; and all directors and executive officers as a group — 202,457.

(7)	Includes 647 restricted stock units (each equivalent to one share of common stock) for each of Apache’s ten non-employee directors and includes the following restricted stock units granted under the Company’s Executive Restricted Stock Plan, 2007 Omnibus Equity Compensation Plan, and the 2005 Share Appreciation Plan: Mr. Farris — 201,663; Mr. Roger Plank — 92,640; Mr. Crum — 89,120; Mr. Eichler — 88,448; Mr. Bahorich — 39,752; and all directors and executive officers as a group — 780,015.

(8)	Includes 13,860 common shares owned directly by Ferlic Investments, Ltd. in which Dr. Ferlic owns a 36-percent interest.

The following table sets forth the only person known to the Company, as of February 28, 2010, to be the owner of more than five percent of the outstanding shares of the Company’s common stock, according to reports filed with the SEC:

Amount and
		Nature of Beneficial	Percent of Class
Title of Class	Name and Address of Beneficial Owner	Ownership	Outstanding
Common Stock par value $0.625	BlackRock, Inc. 40 East 52nd Street New York, New York 10022	20,084,764*	5.97*

*	Per Schedule 13G, dated January 20, 2010, filed with the SEC by BlackRock, Inc. on January 29, 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and officers, as well as beneficial owners of ten percent or more of the Company’s common stock, to report their holdings and transactions in the Company’s securities. Based on information furnished to the Company and contained in reports provided pursuant to Section 16(a), as well as written representations that no other reports were required for 2009, the Company’s directors and officers timely filed all reports required by Section 16(a), with the exception of a late report filed by Roger B. Plank and a late report filed by John A. Crum.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information as of December 31, 2009, relating to the Company’s equity compensation plans, under which grants of stock options, restricted stock units, and other rights to acquire shares of Apache common stock may be granted from time to time.

	(a)	(b)	(c)
			Number of Securities
	Number of Securities		Remaining Available for
	to be Issued	Weighted-Average	Future Issuance Under
	Upon Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
Equity compensation plans approved by security holders(1)(4)	9,934,907	$75.73(3)	6,883,923

Equity compensation plans not approved by security holders(2)(4)	789,667	$36.05(3)	606,442

Total	10,724,574	$72.30(3)	7,490,365

(1)	Includes the Company’s 1998 Stock Option Plan, 2005 Stock Option Plan, 2005 Share Appreciation Plan, and 2007 Omnibus Equity Compensation Plan (including the 2008 Share Appreciation Program).

(2)	Includes the Company’s 2000 Stock Option Plan, Executive Restricted Stock Plan, Non-Employee Directors’ Compensation Plan, and Deferred Delivery Plan.

The Company’s Deferred Delivery Plan allows officers and certain key employees to defer income from restricted stock units granted under the Executive Restricted Stock Plan and the 2007 Omnibus Equity Compensation Plan in the form of deferred units. Each deferred unit is equivalent to one share of Apache common stock. Distributions from the plan are made, at the election of the participant, beginning five years from deferral or upon termination of employment.

(3)	Weighted average exercise price of outstanding stock options; excludes restricted stock units, performance-based stock units, and deferred stock units.

(4)	See Note 7 of the Notes to Consolidated Financial Statements included in the Company’s Form 10-K for the year ended December 31, 2009, for the material features of the 1998 Stock Option Plan, 2000 Stock Option Plan, 2005 Stock Option Plan, 2005 Share Appreciation Plan, Executive Restricted Stock Plan, and 2007 Omnibus Equity Compensation Plan (including the 2008 Share Appreciation Program).

EXECUTIVE OFFICERS OF THE COMPANY

Biographical information for the executive officers of the Company is set forth below. Biographical information for G. Steven Farris is set forth above under the caption “Continuing Directors.”

MICHAEL S. BAHORICH, 53, was appointed executive vice president and technology officer in February 2009, having previously served as the Company’s executive vice president - exploration and production technology since May 2000, as vice president - exploration and production technology since January 1999, as vice president - exploration technology since December 1997, and as chief geophysicist since 1996. From 1981 until joining the Company in 1996, he held positions of increasing responsibility at Amoco Corporation in Denver, Colorado and Tulsa, Oklahoma. Mr. Bahorich is a member of the board of trustees of the Houston Museum of Natural Science and serves on advisory boards at Stanford University and Yale University.

JOHN R. BEDINGFIELD, 54, was appointed vice president - worldwide exploration and new Ventures in November 2009. He previously served as the Company’s regional vice president and managing director for the Australia region since May, 2009, deputy managing director - exploration for the Australia region since August 2005, region exploration manager for the Egypt region from 2003 to 2005, geophysical manager for Egypt from June 1999, and senior staff geophysicist since 1998. Prior to joining the Company, Mr. Bedingfield was employed by Exxon Corporation from 1982 to 1998 in a variety of U.S. domestic and international assignments.

THOMAS P. CHAMBERS, 54, was appointed vice president - planning and investor relations in March 2009, having previously served and vice president - corporate planning since September 2001, and director of planning since March 1995. Prior to joining the Company, Mr. Chambers was in the international business development group at Pennzoil Exploration and Production, having held a variety of mangement positions with the BP plc group of companies from 1981 to 1992. Mr. Chambers is a member of the Society of Petroleum Engineers and serves on the advisory board of Houston Foundation for Life.

JOHN A. CRUM, 57, was appointed co-chief operating officer and president - North America in February 2009, and has served as president of Apache Canada Ltd. since June 2007. Mr. Crum served as the Company’s executive vice president - Canada from June 2007 to February 2009, as executive vice president - Apache North Sea from April 2003 to June 2006, as executive vice president - Eurasia and New Ventures from May 2000 to March 2003, and as regional vice president in Australia from 1995 to 2000. Prior to joining the Company, he served in executive and management roles with Aquila Energy Resources Corporation, Pacific Enterprises Oil Company, and Southland Royalty Company.

MATTHEW W. DUNDREA, 56, was appointed vice president and treasurer in July 1997, having previously served as the Company’s treasurer since March 1996, and as assistant treasurer since 1994. Prior to joining the Company, he held positions of increasing responsibility at Union Texas Petroleum Holding, Inc. from 1982 to 1994.

ROBERT J. DYE, 54, was appointed vice president - corporate services in March 2009, leading the public affairs, government affairs and corporate outreach, aviation, corporate land, and information technology groups. He previously served as vice president - investor relations since May 1997, and director of investor relations since 1995. Prior to that, Mr. Dye held positions of increasing responsibility in the corporate planning area since joining the Company in 1992. Previously, he held various positions with Phillips Petroleum Company, Texas Eastern Exploration Company, and British Petroleum. Mr. Dye serves on the advisory board for the School of Chemical, Biological and Materials Engineering at the University of Oklahoma.

RODNEY J. EICHLER, 60, was appointed co-chief operating officer and president - International in February 2009. He served as the Company’s executive vice president - Egypt from February 2003 to February 2009, as regional vice president in Egypt since 1999, and as vice president of exploration and production in Egypt since 1997. Prior to that, Mr. Eichler served as regional vice president for the Western region in Houston since 1996, and as regional exploration and development manager for the Rocky Mountain region in Denver since 1993. Prior to joining the Company, he was vice president-exploration for Axem Resources, LLC in Denver, Colorado, from 1989 to 1993.

DAVID L. FRENCH, 40, was appointed vice president - business development in January 2010, having previously served as region production manager - west for Apache Canada in Calgary since 2007. Mr. French held positions of production engineering manager and director of purchasing, EH&S and general services since joining Apache in 2005. Prior to joining the Company, he served as an Associate Principle for McKinsey & Co. and held engineering and planning management roles in the Permian Basin for Amoco and Altura Energy Ltd.

MARGERY M. HARRIS, 49, was appointed vice president - human resources in September 2007. Prior to joining the Company, she was consultant/principal of MMH Consulting Services, a privately-held human resources consulting firm, from 2006 to September 2007, executive vice president and senior vice president - human resources with Texas Genco LLC, a wholesale power generator, from 2005 to 2006, and senior vice president - human resources and administration of Integrated Electrical Services, Inc., from 2000 to 2005.

REBECCA A. HOYT, 45, was appointed vice president and controller in November 2006, having previously served as assistant controller since 2003. Prior to that, she held positions of increasing responsibility within the accounting area since joining the Company in 1993. Previously, Ms. Hoyt was an audit manager with Arthur Andersen LLP, an independent public accounting firm, from 1992 to 1993.

JON A. JEPPESEN, 62, was appointed executive vice president in August 2009, having been senior vice president since February 2003, regional vice president for the Gulf Coast region since 2002, and regional vice president for the Offshore region since 1996. He served as the Company’s vice president of exploration and development for North America from 1994 to 1996, and as exploration and development manager of the Offshore region from 1993 to 1994. Prior to joining the Company, Mr. Jeppesen was vice president of exploration and development for Pacific Enterprises Oil Company, Dallas, Texas, from 1989 to 1992.

P. ANTHONY LANNIE, 55, was appointed executive vice president and general counsel in August 2009, having served as senior vice president and general counsel since May 2004, and vice president and general counsel since March 2003. Prior to joining the Company, he was president of Kinder Morgan Power Company, Houston, Texas, from 2000 through February 2003, and president of Coral Energy Canada in 1999. Mr. Lannie was senior vice president and general counsel of Coral Energy, an affiliate of Shell Oil Company and Tejas Gas Corporation, from 1995 through 1999, and of Tejas Gas Corporation from 1994 until its combination with Coral Energy in 1998.

JANINE J. MCARDLE, 49, was appointed vice president - oil and gas marketing in November 2002. Prior to joining the Company, she served as managing director for Aquila Europe Ltd from November 2001 to October 2002, and held executive and management positions with Aquila Energy Marketing from 1993 to November 2001, including vice president - trading and vice president - mergers and acquisitions. Previously, she was a partner in Hesse Gas from 1991 to 1993, and was a member of the board of directors of Intercontinental Exchange, the electronic trading platform, from 2000 to October 2002.

AARON S. G. MERRICK, 47, was appointed vice president - information technology in August 2009, having served as director of information technology since March 2006. Prior to joining the Company, he was president of Merrick Applied Consulting, Inc. from July 2005 to March 2006, and owner of Aaron Merrick Computer Consulting from 2002, consulting with Apache on the development of its data warehouse. After prior service with the Company from 1991 to 1994 as assistant director of gas flow management, he was with T-NETIX, Inc., a specialized telecommunications company, from 1995 to 2000, where he served as vice president. From 1984 to 1990, Mr. Merrick was with KPMG Peat Marwick, an independent public accounting firm.

URBAN F. O’BRIEN, 56, was appointed vice president - governmental affairs in August 2009, having previously served as director of governmental, regulatory and community affairs since 1992. Prior to joining the Company, Mr. Obrien served as governmental affairs manager for Mitchell Energy, special projects director for U.S. Representative Lloyd Bentsen, and projects coordinator for U.S. Representative Michael A. Andrews.

W. KREGG OLSON, 56, was appointed executive vice president - corporate reservoir engineering in August 2009, having been senior vice president - corporate reservoir engineering since September 2007, and vice president - corporate reservoir engineering since January 2004. Prior to that, Mr. Olson served as director of technical services from 1995 through 2003, and held positions of increasing responsibility within corporate reservoir engineering since joining the Company in 1992. Previously, he was associated with Grace Petroleum Corporation.

CHERI L. PEPER, 56, was appointed corporate secretary of the Company in May 1995, having previously served as assistant secretary since 1992. Prior to joining the Company, she had been assistant secretary for Panhandle Eastern Corporation (subsequently PanEnergy Corp.) since 1988. Ms. Peper is a certified public accountant and a director of MemberSource Credit Union, formerly known as PT&T Federal Credit Union.

ROGER B. PLANK, 53, was appointed president in February 2009, and continues to serve as the Company’s principal financial officer. He served as the Company’s executive vice president and chief financial officer from May 2000 to February 2009, and as vice president and chief financial officer from July 1997 to May 2000. Since joining the Company in 1981, Mr. Plank has also served as vice president - planning and corporate development, vice president - corporate planning, and vice president - corporate communications. The founder and retired chairman of the Company’s board of directors, Raymond Plank, is his father. Mr. Plank is a past president of Texas Independent Producers and Royalty Owners Association (TIPRO), a large independent trade association. He is a director of Parker Drilling Company, Houston, Texas, and chairman of its audit committee.

JON W. SAUER, 49, was appointed vice president - tax in May 2001, having previously served as director of tax since March 1997, and as manager of tax from August 1992 to March 1997. Prior to joining the Company, Mr. Sauer was tax manager with Swift Energy Company, Houston, Texas, from 1989 to 1992, and a manager in the tax practice of Arthur Andersen & Co., an independent public accounting firm, from 1983 to 1989. Mr. Sauer currently serves as chairman of the American Exploration & Production Council (formerly Domestic Petroleum Council) tax committee.

SARAH B. TESLIK, 56, was appointed senior vice president - policy and governance in October 2006. Prior to joining the Company, she was chief executive officer of the Certified Financial Planner Board of Standards, Inc. from November 2004 to October 2006, and executive director of the Council of Institutional Investors from July 1988 to October 2004.

COMPENSATION DISCUSSION AND ANALYSIS

OVERVIEW

Summary

Two thousand nine was a pivotal year for Apache. G. Steven Farris was elected as the Company’s new chairman of the board. The global economic downturn created challenges and opportunities. Energy markets and the global political landscape changed substantially. Despite the many challenges, the Company met nearly all of its corporate goals and strategic objectives for the year.

Two thousand nine was also an important year for compensation policies at Apache. Apache’s board of directors approved the following new approaches to compensation within its existing shareholder-approved compensation plans: graduated multi-year equity holding requirements for officers, new hold-until-retirement-or-departure equity mandates for all officers, and new peer-measured total shareholder return metrics. In addition, Apache’s CEO and the other members of the office of the chief executive voluntarily reduced their own pay during 2009 and took smaller stock option and restricted stock grants than in previous years to demonstrate team leadership in the handling of the Company’s business during the global economic downturn.

But many of Apache’s most important approaches to compensation did not change in 2009. The Company continued to award equity-based pay to substantially all employees - a practice it started before most other companies. As always, the Company did not engage in pay practices such as the re-pricing of options and the back-dating of option grants. Apache’s board continued to rely on the advice of independent consultants hired directly by the board.

Management

On January 15, 2009, Apache’s board of directors unanimously elected G. Steven Farris, Apache’s then chief executive officer, president and chief operating officer, to succeed Mr. Raymond Plank who retired as chairman of the board on the same date. Mr. Farris continues to serve as chairman and chief executive officer of Apache.

On February 12, 2009, Mr. Farris created an office of the chief executive and promoted three key executives to it. Roger B. Plank, formerly executive vice president and chief financial officer, became president. John A. Crum, formerly executive vice president, Canada, became co-chief operating officer and president - North America. Rodney J. Eichler, formerly executive vice president, Egypt, became co-chief operating officer and president - International. Each of these executives reports to Mr. Farris who, as part of this transition, resigned his positions as president and chief operating officer. Mr. Farris and Mr. Roger Plank continue to serve as the Company’s principal executive officer and principal financial officer, respectively.

Board of Directors

Apache’s board of directors initiated, oversaw, or managed a number of major governance actions and decisions in 2009. The board seamlessly navigated the transition associated with the retirement of the Company’s founder, one of the most difficult issues a board ever faces. It adopted a lead director policy, placed auditor ratification on the proxy, adopted a director resignation policy, responded directly to external stockholder communications, and agreed on new initiatives for director education and outreach. The board’s new approaches to compensation described here reflect its belief that a company’s compensation risk and reward profile needs to evolve as a company grows in years, size, and complexity.

The following compensation discussion and analysis outlines the processes, elements, and decisions regarding 2009 compensation for Messrs. G. Steven Farris, Roger B. Plank, John A. Crum, Rodney J. Eichler, Michael S. Bahorich, and Raymond Plank (the “Named Executive Officers”).

EXECUTIVE COMPENSATION DECISION MAKING PROCESSES

Board of Directors

Apache’s board of directors oversees and authorizes the compensation of the chairman and chief executive officer (its principal executive officer), the president (its principal financial officer) and other executive officers.

Management Development and Compensation Committee

The board of directors delegates to the MD&C Committee, pursuant to a written charter adopted by the board and posted on the Company’s website at www.apachecorp.com, responsibility for recommending executive officer compensation for its review and approval. Each of the four members of the MD&C Committee meet the independence requirements contained in the New York Stock Exchange and NASDAQ listing standards described under “Standing Committees and Meetings of the Board of Directors.”

The MD&C Committee is responsible for the oversight and administration of the Company’s base, annual incentive, long-term compensation, and benefit programs for executive officers. The MD&C Committee’s key compensation responsibilities are:

•	To review the Company’s executive compensation programs to determine whether such programs are properly achieving their intended purposes and do not contain provisions or by their nature promote adverse risks or risk taking that could be detrimental in their operations to the Company or its shareholders.

•	To review and recommend to the board of directors (i) compensation programs for the executive officers of the Company and (ii) broad based long-term compensation programs for both executive and non-executive employees of the Company.

•	To review and approve corporate goals and objectives relevant to the incentive compensation of the Company’s executive officers.

•	To make recommendations to the board of directors for approval of the total compensation of the chairman and chief executive officer.

•	To make recommendations to the board of directors regarding incentive and equity compensation for executive officers other than the chairman and chief executive officer.

Consultants

The MD&C Committee has board authorization to engage independent compensation consultants to assist it in its work. In 2009, the MD&C Committee used the services of two independent compensation consulting firms, Pearl Meyer & Partners and Longnecker and Associates (collectively “Consultants”). The Consultants do not provide any services to the Company other than executive compensation-related services. All services provided by the Consultants are at the request and under the direction of the MD&C Committee.

Senior Executives

The chairman and chief executive officer provides compensation recommendations and evaluations for executives other than himself to the MD&C Committee. The MD&C Committee is authorized by the board to obtain information from and work directly with any member of the senior executive team in fulfilling its responsibilities. The Company’s vice president of human resources (“VPHR”) prepares information and materials for the chairman and chief executive officer and the MD&C Committee for the exercise of their distinct, but interrelated compensation responsibilities.

EXECUTIVE COMPENSATION

Compensation Philosophy

The Company’s continued success depends on attracting, directing, motivating, and retaining top talent, including a first-rate senior management team. The MD&C Committee believes that executive compensation programs play an important role in achieving these goals. Its programs are therefore designed:

•	to attract, retain, motivate, and reward executive officers who are capable of leading Apache in a complex, competitive, and changing industry;

•	to align the interests of our executive officers with those of our stockholders;

•	to pay for performance, whereby a majority of an executive officer’s total compensation is a function of performance results;

•	to ensure that performance-based compensation does not encourage excessive risk taking; and

•	to increase retention by requiring forfeiture of a substantial portion of an executive officer’s compensation upon voluntarily termination of employment.

Use of Data

The board of directors believes that both data and judgment play important roles in the design and implementation of optimal compensation programs. The MD&C Committee, Consultants, and senior executives consider a number of types of internal and external data in making both individual and plan-level compensation decisions. In each section of this report dealing with an individual element of compensation, data relevant to that element is discussed.

Peer group data plays an important role in our compensation decision making. For its 2009 compensation analysis, the MD&C Committee considered a peer group that is comprised of companies that we predominantly compete with for executive talent. The companies in this group for the large part have North American and/or natural gas businesses and have been identified based on relevant comparable financial factors such as revenue, market capital, net income, and total assets. Our peer list for 2009 (the “2009 Compensation Peer Group”) was as follows:

•	Anadarko Petroleum Corporation;

•	Chesapeake Energy Corporation;

•	Devon Energy Corporation;

•	EOG Resources, Inc.;

•	Hess Corporation;

•	Murphy Oil Corporation;

•	Noble Energy, Inc.; and

•	XTO Energy Inc.

Companies in other industries, from whom Apache is unlikely to hire executives and to whom it is unlikely to lose them, are not included in this list. As our competitors for executive talent expand in future years, the list of companies above may be expanded also. Furthermore, as explained below, for 2010, the MD&C Committee will use a broader peer group for the Company’s Total Shareholder Return Program for the comparison of the Company’s total shareholder return to evaluate performance.

In addition to the 2009 Compensation Peer Group data, the MD&C Committee uses the latest available data provided by the Consultants from published energy-sector survey sources and from published, general industry size-based surveys to assist in their benchmarking. For its compensation benchmarking, the MD&C Committee equally weights the comparable position data from our 2009 Compensation Peer Group and the blend of applicable survey data.

Use of Judgment

The board of directors and the MD&C Committee believe that the application of their collective experiences and judgment is as important to excellence in compensation as the use of data and formulae, and the Company’s compensation policies and practices as described here reflect this belief.

However, the MD&C Committee and the board believe that over-reliance on data can give a false illusion of precision. Market data provide an important tool for analysis and decision-making. Consequently, the MD&C Committee and the board also give consideration and emphasis to an individual’s personal contributions to the organization, as well as his or her skill sets, qualifications and experience. We also value and seek to reward performance that develops talent within the Company, embraces the sense of urgency that distinguishes the Company, and demonstrates the qualities of imagination and drive that enable an Apache officer to resolve longer-term challenges, or important new issues. These and similar qualities and attributes are not easily correlated to typical compensation data, but also deserve and are given consideration and weight in reaching compensation decisions.

Four Key Compensation Elements

The MD&C Committee determines total compensation based on a review of the 2009 Compensation Peer Group data, consistent with our overall compensation philosophy and its judgment. The four key elements of our compensation program are:

•	Base salary;

•	Annual cash incentive bonus;

•	Long-term compensation; and

•	Benefits.

We generally target base salaries to fall between the 50th and 75th percentile of the latest available compensation data. Annual and long term incentive plans are initially targeted as a function of base salaries and are designed to produce total compensation between the 50th and 75th percentile of the latest available compensation data. The following is a discussion of each compensation element and the actions taken by the MD&C Committee and the board in 2009.

Base Salary

The board of directors believes that a competitive base salary is essential to our ability to compete in the energy sector’s executive labor market. To establish base salary ranges, the MD&C Committee analyzes the compensation for each executive officer position by:

•	Examining the scope of the job, the nature and complexity of the responsibilities, the training, knowledge, and experience required to perform the job, the recruiting challenges and opportunities associated with each position, the risks and opportunities associated with hiring at the higher and lower ranges of the position skill sets, the expected autonomy of the job, and, for current executives, the company-specific experience, seniority, performance and compatibility.

•	Ranking the executive positions on the basis of these factors to establish a logical relationship among them. The chairman and chief executive officer has the broadest range of responsibilities and receives the highest base salary.

•	Developing base salary bands for the Named Executive Officers using equally weighted comparable position and market survey data as the 50th percentile and targeting salaries to fall in the 50th to 75th percentile range, consistent with our philosophy as stated above.

•	Utilizing energy-industry and company-size-relevant general surveys to establish salary ranges for other executives.

Once base salaries are established, the MD&C Committee reviews them on a periodic basis (typically, 12 to 18 months). Base salary reviews may occur more or less frequently depending on Company and market conditions and individual performance.

Chairman and Chief Executive Officer

Mr. Farris began 2009 with a base salary of $1,500,000. As part of Apache’s initiative to reduce expenses and preserve capital during the global economic downturn, Mr. Farris proposed — and took — a temporary 10 percent salary reduction to $1,350,000 starting on April 1, 2009, and continuing through the end of 2009. This reduction did not affect Mr. Farris’ non-salary compensation and benefits. Mr. Farris’ 2009 base salary earnings were slightly above the 75th percentile of latest available compensation data.

On November 19, 2009, the board of directors voted to increase Mr. Farris’s base salary to $1,750,000 effective January 1, 2010. The MD&C Committee made this recommendation, which the board unanimously accepted, based on its review of Mr. Farris’ successful management of the Company in 2009 and an analysis of data demonstrating that Mr. Farris’ total compensation was lower than that of his counterparts at peer companies after taking into consideration the relative performance of the peer companies to that of Apache’s.

Other Named Executive Officers

To make base-salary adjustment decisions for Named Executive Officers other than the chairman and chief executive officer, the MD&C Committee begins with input from the chairman and chief executive officer concerning the individual performance of each executive and his input concerning the optimal application of the data and policies used (and summarized above) to establish salary ranges more generally. The MD&C Committee reviews this information and additionally analyzes how the base salary and contemplated adjustments for each Named Executive Officer fit with latest available compensation data, Company performance, market conditions, and internal pay parity considerations.

On February 12, 2009, in connection with their appointments to new positions in the office of the chief executive, the base salary of each of Messrs. Roger Plank, Crum, and Eichler was increased to $625,000 from $575,000, $420,000 and $390,000, respectively, which is between the 25th and 50th percentile of the latest available compensation data. In February 2009, in connection with his appointment as executive vice president and technology officer, Mr. Bahorich’s salary was increased from $380,000 to $450,000. Subsequently, on November 19, 2009, Mr. Bahorich’s annual salary was increased to $500,000, which is slightly above the 75th percentile of the latest available compensation data.

Beginning on May 8, 2009, each of Messrs. Roger Plank, Crum, and Eichler, following the same action by the chairman and chief executive officer, proposed and took a 10 percent temporary salary reduction as part of the Company’s overall approach to management of the global economic downturn. This resulted in decreases in base salary for each from $625,000 to $562,500. These salary reductions did not impact non-salary compensation and benefits and they remained in effect throughout the remainder of 2009.

The 2009 base salaries for each of the Named Executive Officers (except Mr. Raymond Plank who retired on January 15, 2009, and earned $62,500 through that date) are summarized in this chart:

		Salary Effective		Salary at
	Salary as of	February 12,	Salary Effective	December 31,
Name	January 1, 2009	2009	April/May 2009	2009

Mr. Farris	$1,500,000	$1,500,000	$1,350,000	$1,350,000

Mr. Roger Plank	$575,000	$625,000	$562,500	$562,500

Mr. Crum	$420,000	$625,000	$562,500	$562,500

Mr. Eichler	$390,000	$625,000	$562,500	$562,500

Mr. Bahorich	$380,000	$450,000	$450,000	$500,000

Effective January 1, 2010, in connection with the MD&C Committees evaluation of the named executive officers’ performance during 2009, the annual salary of each of Messrs. Roger Plank, Crum and Eichler was restored to its pre-reduction level of $625,000.

Annual Cash Incentive Bonus

General

The Company’s executive officers are eligible to earn an annual cash incentive bonus tied to a combination of each officer’s achievement of job-specific goals and the Company’s achievement of a variety of financial, operational, and strategic objectives.

Corporate Performance

For our corporate incentive plan, the MD&C Committee weights equally the achievement of our Corporate Goals and our strategic objectives in its evaluation of the annual incentive award for the Named Executive Officers.

Apache’s 2009 Corporate Goals were: production growth of over eight percent, reserve growth sufficient to replace production, annual earnings of at least $0.6 billion, annual cash flow of at least

$3.6 billion, and reduction of direct lifting costs per barrel of oil equivalent (“BOE”) by at least 10 percent from 2008 levels of $9.76. In 2009:

•	production increased over nine percent as the result of the restoration of production at Varanus Island above pre-June 2008 incident levels, restoration of hurricane volumes in the Gulf of Mexico (“GOM”), production start-up at the Geauxpher discovery in the GOM, successful drilling programs in the North Sea and Egypt, and the start of production at two new gas plants in Egypt’s Western desert.

•	Apache replaced 101 percent of production including 92 percent through drilling. However, proved reserves declined just over one percent as the result of reserve revisions, primarily related to price.

•	Apache reported a net loss of $292 million driven in large part by a first quarter loss due to a substantial non-cash after-tax reduction in the carrying value of oil and gas properties as required by the full-cost method of accounting. The reduction in carrying value was a result of deterioration in North American gas prices. However, Apache’s adjusted earnings for the year, before such non-cash reduction and certain other items that impact the comparability of operating results, totaled $1.9 billion.

•	Cash flow was $4.99 billion.

•	Direct lifting costs per BOE were $7.81, which was approximately 20 percent below our 2008 level of $9.76.

Other Performance Measures for Annual Cash Incentive Bonus

The MD&C Committee believes that annual cash incentive bonuses are most effective when they are carefully tailored to job responsibilities of individual executives. The MD&C committee utilizes separate plans with unique objectives, and a substantial amount of individual judgment in setting annual cash incentive bonuses. Officers with regional responsibilities participate in plans tied to their region’s production, revenue, costs, and other results; while corporate-level officers participate in plans tied to corporate-wide results.

Chairman and Chief Executive Officer

Experience and Responsibilities

Mr. Farris became chief executive officer in May 2002 and chairman of the board in January 2009. His leadership responsibilities include developing sustainable global strategies, recommending and implementing the Company’s capital-expenditure programs, developing and maintaining sound business relationships with many of the world’s major energy companies, developing and maintaining good relationships with the stockholder, investment, and policy-making communities, guiding and developing senior management, and overseeing the Company’s major business and staff units.

Mr. Farris’ direct reports include each of the other Named Executive Officers, executive vice president and general counsel, executive vice president of corporate reservoir engineering, vice president of human resources, vice president of worldwide exploration and new ventures, and director of strategic planning.

2009 Annual Cash Incentive Bonus

The MD&C Committee used an analysis specific to the position of chairman and chief executive to establish the 2009 annual incentive cash bonus for Mr. Farris. Because of the responsibilities of this office, the MD&C Committee placed somewhat greater weight when setting Mr. Farris’s annual cash incentive bonus, compared to the bonus-setting for other Named Executive Officers, on: the scope of Mr. Farris’s responsibilities, his leadership in the overwhelmingly successful management team reorganization during 2009, his imposition of fiscal discipline through curtailed capital expenditure during the global economic downturn, the long-term realization of the Company’s strategic goals, the Company’s multi-year comprehensive performance, the position and strength of the Company relative to peers, the success of the management of the global economic downturn, and the level of annual earnings, cash flow and direct lifting costs. The MD&C Committee did not assign specific weights to these factors when setting Mr. Farris’ annual cash incentive bonus. The annual incentive bonus for our chairman and chief executive officer was targeted at 100 percent of 2009 earnings.

On February 11, 2010, the Board, pursuant to the recommendation of the MD&C Committee, awarded Mr. Farris an annual incentive bonus for 2009 of $2,500,000, which was 180 percent of his target. Mr. Farris’ 2009 annual cash incentive bonus falls between the 50th and 75th percentile of the latest available compensation data.

Other Named Executive Officers

Experience and Responsibilities

Messrs. Roger Plank, Crum, Eichler, and Bahorich have served Apache for a combined 73 years. During this period, each of them has made significant contributions to the Company. Mr. Roger Plank has been instrumental in managing the financial health of the Company, including management of complex financial matters related to the expansion of the Company into a global enterprise. The scope of his responsibilities has continued to grow as the Company has grown and as the number of legal and financial jurisdictions in which the Company operates has multiplied. Mr. Crum has overseen numerous of our Company’s international operations including spearheading our Australia region, increasing the performance of our North Sea properties, and, most recently, leading our Canadian operations. Our Canada region comprises 22 percent of the Company’s estimated proved reserves, which makes it the second largest region in the Company. Mr. Eichler led our Egypt region for more than 12 years and has been integral to the growth and development of that region. Due to growth during those 12 years, Egypt has become the country with the Company’s single largest acreage position and immense resource potential. In 2009, Egypt contributed approximately 26 percent of the Company’s total production. Mr. Bahorich has led the advancement of the Company’s exploration and production technology which has contributed to consistent growth in the Company’s productions and reserves.

2009 Annual Cash Incentive Bonuses

To establish annual cash incentive bonuses for the other Named Executive Officers, the MD&C Committee considered the Company’s achievement of financial, operational, and strategic objectives and each executive’s individual performance. Thus the 2009 annual incentive bonus for each Named Executive Officer was comprised of a corporate performance element and an individual performance element.

For Messrs. Roger Plank, Crum, and Eichler, the MD&C Committee targeted eligible bonuses under this plan for 2009 at (i) 75 percent of their earnings from January 1, 2009, until February 12, 2009 (the period prior to their appointment to the office of the chief executive), and (ii) 100 percent of their earnings from February 13, 2009, through December 31, 2009. The MD&C Committee targeted eligible bonus for Mr. Bahorich under this plan for 2009 at 75 percent of 2009 earnings. The annual cash incentive program requires that participants must be employed on the date of payout in order to receive such award.

For the corporate performance element, each Corporate Goal represented between approximately zero and ten percent of an officer’s annual incentive bonus. For each Corporate Goal, the executive officers could be awarded full credit if the Company achieved the goal, partial credit if the Company exceeded results from the prior year but failed to meet the goal, and extra credit if the Company over-achieved the goal due to the extraordinary nature of these achievements. Each basic strategic objective represented between approximately zero and six and one-half percent of the officer’s annual incentive bonus. If the Company overachieved one or more of the basic objectives, or if it achieved one or more of the important objectives, the executive officers could be awarded additional credit due to the importance of these achievements. The MD&C Committee has discretion in determining the relative success of the strategic objectives.

After its evaluation, the MD&C Committee determined that the Company achieved 86 percent of our Corporate Goals in 2009. The MD&C Committee also determined that the Company achieved 100 percent of our strategic objectives. As a result, the Company’s total aggregate achievement of our Corporate Goals and strategic objectives was 93.1 percent, comprised of 43.1 percent for our Corporate Goals and 50.0 percent for our strategic objectives.

In the case of each of Messrs. Roger Plank, Crum, and Eichler, the chairman and chief executive officer qualitatively assessed the performance of their respective groups under the control of such executive officer in 2009, considering 2009 results for various categories, including exploration, production, and drilling. The chairman and chief executive officer made recommendations to the MD&C Committee as to the appropriate credit that should be given for regional achievements. In the case of Mr. Bahorich, the chairman and chief executive officer evaluated the enhancement of the Company’s exploration and production technology and the implementation of this technology in the Company’s various regions.

The individual performance component was based on the individual achievement of each executive, as determined by the chairman and chief executive officer and recommended by him to the MD&C Committee. The leadership and management skills of the executive were evaluated. A variety of qualitative and quantitative goals and performance results were taken into account, such as job responsibility, job complexity, and successful performance of an executive officer’s business units. There was no attempt to quantify, rank, or otherwise assign relative weights to the factors considered. The chairman and chief executive officer conducted an overall analysis of these factors and considered the totality of the information available to him.

Based on the foregoing, including the Company’s 2009 corporate performance and in light of the compensation decision-making processes and policies described above, including recommendations by our chairman and chief executive officer and consideration of the performance of the applicable Company regions, each of Messrs. Roger Plank, Crum and Eichler was awarded a cash annual incentive bonus for 2009 of approximately 93 percent of their respective 2009 earnings (approximately 95 percent of their targets). Mr. Bahorich was awarded a cash annual incentive bonus for 2009 of approximately 69 percent of his 2009 earnings (92 percent of his target).

The Named Executive Officers’ annual cash incentive bonus awards are reflected in the “Summary Compensation Table.”

Long-Term Compensation

The board of directors and the MD&C Committee believe that long-term equity-based incentives align the interests of executive officers and employees with those of the Company’s stockholders. The board and MD&C Committee also believe that long-term incentives play an important role in overall Company compensation.

Company-Wide Long-Term Compensation

Board and MD&C Committee actions in 2009 reflect these values. Long-term, equity-based incentives are regularly made available to nearly all Company employees to ensure an ownership, entrepreneurial ethic company-wide.

Stock Ownership Requirements

In addition to the stock ownership requirements for our board of directors adopted in February 2007, in November 2009, the MD&C Committee adopted a two-part stock ownership policy for the Company’s officers. These stock ownership requirements more closely align the interests of officers with the Company’s stockholders. Officers are expected to be in compliance with these requirements within three years of the later of the date the requirements became effective or the date each officer is appointed to his or her particular office. All of the Named Executive Officers currently employed at Apache already meet these requirements.

The first part of the stock ownership policy sets a common stock ownership amount equal to a multiple of the officer’s base salary, measured against the value of the officer’s discretionary holdings, based on the average per share closing price of Apache stock for the previous year. The ownership requirements are:

Position	Requirement
Chief Executive Officer	5x Base Salary
Presidents and Co-Chief Operating Officers	3x Base Salary
Executive Vice Presidents and Senior Vice Presidents	2.5x Base Salary
Vice Presidents and Regional Vice Presidents	2x Base Salary

Hold Until Retirement Requirements

The second part of the new stock ownership policy provides that each officer, on a going forward basis, hold at least 15 percent of all restricted and performance shares he or she receives, net of tax withholding, until such officer retires or otherwise terminates employment with Apache. In determining stock ownership levels, Apache includes: shares purchased in the open market; vested shares in qualified and non-qualified plans; shares obtained through stock option exercises that the officer continues to hold; the vested portion of restricted stock units (“RSUs”) and restricted stock; shares beneficially owned in a trust or partnership, by a spouse and/or minor child; and shares held in the Company’s deferred delivery plan. Unearned performance shares and unvested RSUs or shares of restricted stock are not counted toward meeting the requirements.

Equity-Based Long-Term Compensation

The Company grants a combination of RSUs, stock options, and periodic conditional grants of performance shares targeted to fall at the 50th percentile of the latest available compensation data for long-term incentive amounts. In 2009, the stock option and RSU grants made to the Named Executive Officers were reduced to levels lower than in previous years to reflect the risk sharing expected of our senior executives during a global economic downturn.

Restricted Stock Units

The RSUs awarded to our Named Executive Officers typically are proportionate to each Named Executive Officer’s base salary, vest ratably over four years, upon vesting allow each grantee to receive one share of common stock for each RSU, and are forfeited by the executive if they are unvested and the executive voluntarily terminates or is terminated for cause prior to the vesting date.

In 2009, the Company granted 416,700 RSUs to the Company’s executive officers as a group (including the Company’s chairman and chief executive officer) under the Company’s 2007 Omnibus Equity Compensation Plan, which was approved by the Company’s stockholders in May 2007 (the “Omnibus Plan”). As reflected in the “Grants of Plan Based Awards Table,” the Company granted an aggregate of 263,100 restricted stock units to the Named Executive Officers, which included promotional grants of 62,500 RSUs to each of Messrs. Roger Plank, Crum, and Eichler in February 2009, and 20,000 RSUs to Mr. Bahorich in November 2009. The promotional grants vest over five years. See footnote (2) to the “Grants of Plan Based Awards Table.”

Stock Options

In 2009, the Company’s executive officers also received stock option grants under the Omnibus Plan. Generally, our stock options:

•	are granted to substantially all of our employees, including our Named Executive Officers;

•	benefit the Named Executive Officers only if stockholders also benefit from appreciating stock prices;

•	are granted to the Named Executive Officers in proportion to their base salary;

•	become exercisable ratably over a four-year period;

•	have an exercise price equal to the closing price of the Company’s common stock on the date of grant and expire 10 years after grant; and

•	allow for accelerated vesting upon a change of control.

The grants of stock options made in 2009 to the Named Executive Officers are reflected in the “Grants of Plan Based Awards Table.” In 2009, all of the Named Executive Officers received stock option grants based on 33 percent of their base salary at the time of grant. The award was significantly lower than prior years and was reflective of the board of directors’ desire to recognize the global economic downturn in 2009.

In 2009, the MD&C Committee approved the following equity-based long-term incentive awards. Additional detail on these awards is provided in the “Grants of Plan Based Awards Table.”

Name	Restricted Stock Units	Stock Options
Mr. Farris	21,800	21,800
Mr. Roger Plank	71,600	9,100
Mr. Crum	71,600	9,100
Mr. Eichler	71,600	9,100
Mr. Bahorich	26,500	6,500
Total	263,100	55,600

Performance Shares

The Company also awards periodic conditional performance shares. In 2009, no performance shares were awarded to our Named Executive Officers. In November 2009, the 2010 Performance Program was established to be effective for 2010 and beyond. Although our 2008 Share Appreciation Program continues in existence, no further grants will be made under that program after December 31, 2009. Both programs are described below.

2010 Performance Program

The Board concluded that a strengthening of our long-term compensation program was necessary to realign overall compensation to remain competitive with our 2009 Compensation Peer Group. Therefore, in November 2009, under the existing Omnibus Plan, the board of directors approved and authorized the Stock Option Plan Committee to implement the Total Shareholder Return (“TSR”) Program. The TSR Program is part of an annual performance-based incentive compensation program whereby each year the Stock Option Plan Committee will authorize a conditional grant of performance shares in the form of RSUs to substantially all management and professional employees, including each named executive officer, based on a target percentage of the grantee’s annual base salary determined immediately prior to the beginning of a three-year performance period.

The number of RSUs actually received at the end of the performance period will depend on a peer company comparison of total shareholder return. The peer companies will be determined at the commencement of each performance period. The peer companies (“2010 Performance Peer Group”) for the 2010 Performance Program are:

• Anadarko Petroleum Corporation	• BP plc
• Chesapeake Energy Corporation	• Chevron Corporation
• ConocoPhillips Company	• Devon Energy Corporation
• EnCana Corporation	• Eni SpA
• EOG Resources, Inc.	• Exxon Mobil Corporation
• Hess Corporation	• Marathon Oil Corporation
• Murphy Oil Corporation	• Newfield Exploration Company
• Noble Energy Inc.	• Occidental Petroleum Corporation
• Royal Dutch Shell plc	• XTO Energy Inc.*

*	unless and until it merges with Exxon Mobil Corporation.

While we intend to continue to benchmark against the companies in the 2009 Compensation Peer Group for our executive compensation in 2010, we chose this expanded list of peer companies for the 2010 Performance Program for the following reasons:

•	Comparison: The larger 2010 Performance Peer Group will provide a more appropriate basis for judging our corporate performance than the more narrowly focused 2009 Compensation Peer Group. The 2009 Compensation Peer Group consists in large part of companies whose principal business is North American and/or natural gas, and is our predominant competition for executive talent. As Apache has global operations with approximately 50 percent being outside the United States and approximately 50 percent of our production in crude oil, it is desirable to develop a larger, more diversified peer group to properly benchmark our corporate performance. The expanded 2010 Performance Peer Group adds many companies we compete against internationally.

The risks and opportunities faced by this larger group as a whole more closely match those of Apache than does the less diversified 2009 Compensation Peer Group.

•	Continuation: We determined that, because it is not unusual for one or two companies in our peer group to cease to exist during a given three-year performance period, through merger or otherwise, the expanded group would provide more stability and longevity to the TSR Program.

•	Statistical Validity: Based upon input from our Consultants, we determined that the expanded list gave more statistical validity to the TSR Program.

The TSR for Apache and each of the 2010 Performance Program peer companies is determined by dividing (i) the sum of the cumulative amount of the company’s dividends for the performance period (assuming same-day reinvestment into the company’s common stock on the ex-dividend date) and the average per share closing price of the company’s stock for the 60 trading days at the end of the performance period minus the average per share closing price of the company’s stock for the 60 trading days preceding the beginning of the performance period; by (ii) the average per share closing price of the company’s stock for the 60 trading days preceding the beginning of the performance period.

Pursuant to the 2010 Performance Program, effective January 15, 2010, essentially all professional and management employees, including the Named Executive Officers, were granted the right to receive RSUs, the number of which will be determined based on the Company’s TSR as compared to the peer group listed above. At the conclusion of the initial three-year performance period on December 31, 2012, a calculation of TSR performance will be made and the Company’s performance will be directly ranked within the 2010 Performance Peer Group, resulting in the application of a factor to the target RSUs to derive the adjusted number of RSUs awarded. The following table reflects the factor that will be applied to the target RSUs depending on the Company’s TSR rank:

TSR Rank	1-4	5	6	7	8	9	10	11	12	13	14-19
Payout Multiple	2.50	2.30	2.00	1.60	1.00	0.90	0.80	0.70	0.60	0.50	0.00

If the Company’s TSR ranks from 1 to 13, vesting will begin on December 31, 2012, with 50 percent of the adjusted number of RSUs vesting immediately, 25 percent vesting as of December 31, 2013, and 25 percent vesting as of December 31, 2014. Employees must be employed during the entire performance period and on the date of vesting. Newly eligible employees will enter at the beginning of the next available performance period.

Because the TSR Program performance awards granted in January 2010 will not begin to vest until the end of the three-year performance period, the Stock Option Plan Committee, based on its review of a report prepared by a Consultant, granted one-time bridge awards in RSUs to certain employees on January 15, 2010, including the Named Executive Officers except Mr. Farris, that will vest over 24 months. The MD&C Committee determined and Mr. Farris agreed that in light of the RSU grant to Mr. Farris in May 2008, it was appropriate for him to forego the bridge award. The bridge award amounts were based on a number of factors including a comparison of compensation levels at peer companies and the responsibilities of the grantee’s position. The RSUs granted pursuant to the bridge award will vest as follows: one-third immediately, one-third as of January 15, 2011, and one-third as of January 15, 2012.

The MD&C Committee believes that the periodic grant of performance shares, otherwise known as conditional grants, provides an effective retentive element of performance-based compensation. The periodic grant of performance shares complements and reinforces the overall compensation program.

2008 Share Appreciation Program

On May 7, 2008, pursuant to the Omnibus Plan, the Company established the 2008 Share Appreciation Program. In 2008, estimated one-time conditional grants of 2,773,000 shares of Company common stock were made to substantially all full-time employees, and certain part-time employees of the Company under the 2008 Share Appreciation Program.

The primary purpose of the 2008 Share Appreciation Program, like the Company’s prior share appreciation plans, is to provide incentives to our employees to work toward significant increases in stockholder value. The conditional grants will vest only upon attainment of an initial price threshold of $162 per share of Company common stock prior to year-end 2010 and a final price threshold of $216 per share prior to year-end 2012. Achievement of the $216 price threshold would represent approximately $36 billion of growth in market value for the currently outstanding shares of the Company’s common stock, since attainment of the prior stock appreciation plan price threshold under the 2005 Share Appreciation Plan in February 2008. If achieved, the conditional grants to our employees would have an estimated total value of approximately two percent of such projected growth in market capitalization. Consistent with prior share appreciation plans, more than 90 percent of the incentives under the 2008 Share Appreciation Program would be paid to non-executive employees if either one or both of the thresholds is achieved. In November 2009, the 2008 Share Appreciation Program was amended to provide that employees hired after December 31, 2009 would not be eligible for grants under the 2008 Share Appreciation Program.

Also in 2009, the Company continued to issue vested installments under the 2005 Share Appreciation Plan. In February 2005, the Company established the 2005 Share Appreciation Plan, which was approved by the Company’s stockholders in May 2005. The 2005 Share Appreciation Plan served the same purpose as the 2008 Share Appreciation Program and operated in a similar manner.

Benefits

General Executive Policies

Apache executive officers are eligible for a limited number of benefits as part of the total compensation provided to maintain a basic level of market competitiveness. This includes an annual physical examination and 50 percent of health club memberships, cash-value-based variable universal insurance, enhanced long-term disability coverage, and continued contributions to a deferred compensation plan once limits are reached in qualified retirement plans.

Use of Company Property

The Company’s operations are spread around the globe in locations that include ones with a variety of physical and geo-political risks. Therefore, for both business-efficiency and security reasons the board of directors requires the chairman and chief executive officer to use the Company’s aircraft for all air travel.

During 2009, pursuant to the terms of the “Restated Employment and Consulting Agreement” described more fully below, the Company provided the retired chairman with an office, apartment, car, driver, and up to 60 hours of aircraft usage.

More details on the above benefits are presented under “All Other Compensation” following the “Summary Compensation Table.”

Retired Chairman

Experience and Responsibilities

Mr. Raymond Plank retired as chairman of the board on January 15, 2009. Prior to his retirement, he complemented and advised the chief executive officer and his direct reports and participated in developing the Company’s strategies, capital allocation, cost controls, and corporate direction. The board of directors believes that Mr. Raymond Plank’s past service as chairman and his continued consulting relationship afford the Company a competitive advantage.

2009 Compensation

Through January 15, 2009, Mr. Raymond Plank earned $62,500 in salary. For 2009, Mr. Raymond Plank did not receive an annual incentive bonus or any long-term incentives. Mr. Raymond Plank’s employment agreement is discussed below and more details on his benefits are presented under “All Other Compensation” following the “Summary Compensation Table.”

Restated Employment and Consulting Agreement

On January 15, 2009, the Company and Mr. Raymond Plank entered into an amendment and restatement (the “New Agreement”) of his employment agreement dated December 5, 1990, as previously amended (the “Old Agreement”). Pursuant to the New Agreement, Mr. Raymond Plank agreed to provide consulting services to the Company for the remainder of his life, as he had agreed to do under the Old Agreement.

Under the New Agreement, the Company paid Mr. Raymond Plank a one-time lump sum payment of $13,576,323 in lieu of the Company’s obligation under the Old Agreement to pay him annual compensation for the remainder of his life, in exchange for his consulting services, equal to 50 percent of his annual rate of compensation at the time of his retirement as an officer. The amount was determined by the MD&C Committee as the discounted present value of the amounts that were expected to be payable to Mr. Raymond Plank for consulting services under the Old Agreement. Since the Company had not determined the officers’ annual cash incentive bonus amounts for 2008 at the time the New Agreement was signed, current compensation was calculated using Mr. Raymond Plank’s 2008 base salary and his average annual incentive bonus for the years 2005 — 2007. In addition, the calculation gave credit to the May 2008 stock option grant that Mr. Raymond Plank declined.

The Company also paid Mr. Raymond Plank $6,285,819 in exchange for his unvested stock options, share appreciation plan grants, and restricted stock units, all of which were cancelled. This payment (i) was consistent with payments of the same nature the Company has made to other departing or retiring senior officers from time to time and (ii) was based on the closing price of the Company’s common stock for the day the Company’s outside directors met and formulated terms for presentation to Mr. Raymond Plank. The amount paid in respect of RSUs and share appreciation plan grants was the product of such closing price multiplied by the total number of shares covered by such units. The amount paid in respect of unvested stock options (with exercise prices less than such closing price) was the excess of (i) the aggregate number of shares covered by such unvested stock options multiplied by such closing price, over (ii) the aggregate exercise price of such unvested stock options.

Mr. Raymond Plank was also paid $5,400,000 as a founder’s achievement and performance award for his extraordinary contributions to the Company over his 54 years of service, guiding it from a small company with initial capital of $250,000 to an international oil and gas company with an enterprise value of approximately $30 billion at year-end 2008. In determining that this payment was reasonable, the board considered the nature and value of Mr. Raymond Plank’s contributions over time and data collected by an independent executive-compensation consulting firm, which showed that Mr. Raymond Plank had received significantly less aggregate compensation over the past five years than the compensation paid to chief executive officers of peer companies.

The New Agreement also awarded Mr. Raymond Plank an annual incentive bonus for 2008 of $500,000, which was determined and paid in February 2009, in accordance with the usual practices and procedures of the MD&C Committee and the board.

In support of the consulting services he is providing during the initial two-year period, the Company is providing Mr. Raymond Plank with Houston office space and secretarial support through December 31, 2010, plus continued use of a Houston apartment and access to a Company car and driver through that date, consistent with arrangements prior to his retirement. The Company also provided him with up to 60 hours per year of aircraft usage in 2009 and 2010. Consistent with the Old Agreement, under the New Agreement, the Company will pay $750,000 to Mr. Raymond Plank’s designee or estate upon his death and will provide him health, dental and vision benefits during the remainder of his life. In addition, Mr. Raymond Plank agreed not to engage in or have a financial interest in any business that competes with Apache, subject to de minimis exceptions, and he executed a waiver and release of any potential compensation or other claims he may have had against the Company.

TAX LEGISLATION RELATED TO COMPENSATION

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a limit, with certain exceptions, on the amount that a publicly held corporation may deduct in any tax year commencing on or after January 1, 1994, for the compensation paid or accrued with respect to its chief executive officer and its three highest compensated officers for the year (other than the principal executive officer or the principal financial officer). The MD&C Committee continues to review the Company’s compensation plans based upon these regulations and, from time to time, determines what further actions or changes to the Company’s compensation plans, if any, would be appropriate. It is the intention of the MD&C Committee to receive stockholder approval for all future stock-based compensation plans so that they may qualify for the performance-based compensation exemption.

The Company’s 1998 Stock Option Plan, 2005 Stock Option Plan, 2005 Share Appreciation Plan, and 2007 Omnibus Equity Compensation Plan (including the 2008 Share Appreciation Program) were approved by the Company’s stockholders and grants made under such plans qualify as “performance-based” under the regulations. The Company’s existing incentive compensation plans, special achievement bonuses, Executive Restricted Stock Plan, and 2000 Stock Option Plan do not meet the requirements of the regulations, as the stockholder approvals necessary for exemption were not sought. However, these plans operate similarly to prior or other existing plans and are designed to reward the contribution and performance of employees and to provide a meaningful incentive for achieving the Company’s goals, which in turn enhances stockholder value. No further grants can be made under the Company’s 1998, 2000 and 2005 Stock Option Plans, Executive Restricted Stock Plan, and the 2008 Share Appreciation Program. While the MD&C Committee cannot predict with certainty how the Company’s compensation policies may be further impacted by this limitation, it is anticipated that executive compensation paid or accrued pursuant to the Company’s compensation plans that have not met the requirements of the regulations will not result in any material loss of tax deductions in the foreseeable future.

Internal Revenue Code section 409A requires “nonqualified deferred compensation plans” to meet requirements in order to avoid acceleration of the recipient’s federal income taxation of the deferred compensation. The Internal Revenue Service issued final regulations in April 2007 regarding the application of Section 409A, which were generally effective January 1, 2009. Prior to effectiveness, companies were expected to comply in “good faith” with the statute, taking note of the interim guidance issued by the Internal Revenue Service. The Company amended several of its benefit plans in order for them to be exempt from Section 409A, while the Company continues to provide benefits through several plans that remain subject to Section 409A. The terms of these plans were amended in 2008, as necessary, to meet the requirements of the final regulations.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee of the board of directors of Apache Corporation reviewed and discussed with Company management the Compensation Discussion and Analysis set forth above, and based upon such review and discussion, recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

March 4, 2010	Members of the Management Development and Compensation Committee

Frederick M. Bohen, Chairman A. D. Frazier, Jr. John A. Kocur George D. Lawrence

SUMMARY COMPENSATION TABLE

The table below summarizes the compensation for the individuals listed below for all services rendered to the Company and its subsidiaries during fiscal years 2009, 2008 and 2007. The persons included in this table are the Company’s principal executive officer, principal financial officer, and the three other most highly compensated executive officers (the “Named Executive Officers”) who served as executive officers of the Company during 2009. Also included is an additional executive officer for whom disclosure would be required but for the fact that he was no longer serving as an executive officer at the end of the fiscal year.

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
		Salary	Bonus(3)	Awards(4)	Awards(4)	Compensation(5)	Earnings(6)	Compensation(7)		Total
Name and Principal Position(a)	Year(b)	($)(c)	($)(d)	($)(e)	($)(f)	($)(g)	($)(h)	($)(i)		($)(j)
G. Steven Farris (1)(2)	2009	1,387,500	—	1,799,590	647,242	2,500,000	670,077	685,104		7,689,513
Chairman and	2008	1,493,750	—	36,440,754	—	500,000	(593,003)	686,519		38,528,020
Chief Executive Officer	2007	1,437,500	—	1,517,103	1,362,474	1,900,000	976,446	472,511		7,666,034

Roger B. Plank (2)	2009	578,598	—	5,320,580	270,179	525,000	927,705	151,160		7,773,222
President	2008	560,000	—	1,288,498	283,471	213,780	(1,052,656)	194,364		1,487,457
	2007	521,875	—	520,359	313,742	508,840	683,385	169,741		2,717,942

John A. Crum (2)	2009	561,145	50,000	5,320,580	270,179	525,000	291,309	207,926		7,226,139
Co-Chief Operating Officer and	2008	420,000	—	1,006,936	222,530	160,335	(245,388)	1,771,878	(8)	3,336,291
President — North America	2007	390,833	50,000	403,095	241,340	381,095	1,053,804	112,068		2,632,235

Rodney J. Eichler (2)	2009	557,722	—	5,320,580	270,179	525,000	783,529	256,050		7,713,060
Co-Chief Operating Officer and	2008	390,000	—	942,003	206,635	148,882	(967,864)	568,189		1,287,845
President — International	2007	360,833	—	373,779	221,594	351,806	173,785	703,819		2,185,616

Michael S. Bahorich (10)	2009	447,288	—	2,531,575	192,985	310,000	5,367	103,413		3,590,628
Executive Vice President

Raymond Plank (1)	2009	62,500	—	—	—	—	18,223	25,728,265	(9)	25,808,988
Retired Chairman of the Board	2008	1,493,750	—	3,593,629	—	500,000	62,756	449,293		6,099,428
	2007	1,437,500	—	1,517,103	—	1,900,000	68,714	283,212		5,206,529

(1)	On January 15, 2009, Raymond Plank retired as chairman of the board, a director, and an employee of the Company. G. Steven Farris, then the Company’s president, chief executive officer, and chief operating officer, succeeded Raymond Plank as chairman.

(2)	Effective February 12, 2009, Roger B. Plank was appointed president (previously, he served as executive vice president and chief financial officer), John A. Crum was appointed co-chief operating officer and president — North America (previously, he served as executive vice president — Canada), and Rodney J. Eichler was appointed co-chief operating officer and president — International (previously, he served as executive vice president — Egypt). In connection with these appointments, Mr. Farris, the Company’s chairman and chief executive officer, resigned from his positions as the Company’s president and chief operating officer, effective February 12, 2009. Mr. Farris continues as the Company’s principal executive officer, and Mr. Roger Plank continues as the Company’s principal financial officer.

(3)	Mr. Crum received payments in 2007 and 2009 in connection with his transition to and from Canada. Otherwise, the Named Executive Officers were not entitled to receive payments that would be characterized as bonus payments. See footnote (5) for payments under the Company’s incentive compensation plan.

(4)	Value of stock awards and option awards made during the fiscal year based upon aggregate grant date fair value, determined in accordance with applicable financial accounting standards. The discussion of the assumptions used in calculating these values can be found in the footnotes to the Grants of Plan Based Awards Table below and in Note 7 of the Notes to Consolidated Financial Statements included in the Company’s Form 10-K for the year ended December 31, 2009. The value of these stock awards and option awards is expensed ratably over the term of the award.

(footnotes continued on following page)

(5)	Amounts reflected under column (g) are paid pursuant to the Company’s incentive compensation plan as described under “Annual Cash Incentive Bonus” in the Compensation Discussion and Analysis. Mr. Farris requested that his 2008 incentive compensation (after deferrals and required tax withholding) be paid in shares of the Company’s common stock. As a result, 4,722 shares of common stock were issued to Mr. Farris.

(6)	See Non-Qualified Deferred Compensation Table below.

(7)	For additional information on All Other Compensation, see discussion, table, and footnotes below.

(8)	See footnote (h) under the All Other Compensation table below.

(9)	See footnote (g) under the All Other Compensation table below.

(10)	Mr. Bahorich was not a Named Executive Officer for fiscal years 2008 and 2007.

All Other Compensation

Officers participate in two qualified retirement plans. The 401(k) Savings Plan provides a match up to the first six percent of base pay and incentive bonus. The Money Purchase Retirement Plan provides an annual six percent company contribution into the same investment choices as the 401(k) plan with the exception of Company stock. Additionally, officers can elect to participate in the Non-Qualified Retirement Savings Plan to defer beyond the limits in the 401(k) plan and continue Company contributions which exceed the limits in the qualified plans. The investment choices mirror those in the qualified retirement plans. The Deferred Delivery Plan allows officers the ability to defer income in the form of deferred units from the vesting of restricted stock units under the Company’s Executive Restricted Stock Plan and 2007 Omnibus Equity Compensation Plan. The contributions into both non-qualified plans are reported in the Non-Qualified Deferred Compensation Table. The Company does not have a defined benefit plan for U.S. employees.

Apache provides U.S. employees with two times their base salary under group term life insurance. Executives receive the first $50,000 of coverage under the same group term life insurance plan, and the remaining amount to bring them up to two times salary is provided in the form of whole life insurance policies, with the exception of Raymond Plank.

During 2009, the board required G. Steven Farris to use the Company’s aircraft for all air travel for security reasons and to facilitate efficient business travel. Even though the Company considers these costs a necessary business expense rather than a perquisite for Mr. Farris, in line with SEC guidance, the following table includes the amounts attributable to each Named Executive Officer’s personal aircraft usage, including trips for Company-supported charitable interests. Beginning in fiscal 2009, these executives are no longer reimbursed for the taxes on the income attributable to the personal use of corporate aircraft. The methodology for the valuation of non-integral use of corporate aircraft for disclosure in the Summary Compensation Table, in compliance with SEC guidance, calculates the incremental cost to the Company for personal use of the aircraft based on the cost of fuel and oil per hour of flight; trip-related inspections, repairs and maintenance; crew travel expenses; on-board catering; trip-related flight planning services; landing, parking, and hanger fees; supplies; passenger ground transportation; and other variable costs. Additionally, the value of trips attributable to philanthropic interests was included, even though they are seen as contributing to the goodwill of the Company. In addition, Standard Industry Fare Level (“SIFL”) tables, published by the Internal Revenue Service, are used to determine the amount of compensation income that is imputed to the executive for tax purposes for personal use of corporate aircraft.

As detailed in the following table under Benefits, during 2009, the Company provided Raymond Plank with an apartment, car, and driver. Mr. Plank was reimbursed for the taxes on the income attributable to these benefits. Mr. Plank was also provided with up to 60 hours of aircraft usage and certain specified benefits as are described more fully above under “Retired Chairman.”

In addition to the benefits for which all employees are eligible, the Company also covers the cost of an annual physical and pays 50 percent of health club memberships and the full cost of enhanced long-term disability coverage for some officers.

The Company provides various forms of compensation related to expatriate assignment that differ according to location and term of assignment, including: foreign service premium, foreign assignment tax equalization, location pay, housing and utilities, home leave and travel, goods and services allowance, relocation expense, and tax return preparation. These items have been broken out separately in the following table under Foreign Assignment Allowances to reflect the amounts that pertain to Mr. Crum and Mr. Eichler. Mr. Crum was executive vice president — Canada from July 2007 to February 2009. Mr. Eichler, as executive vice president — Egypt, resided in Egypt during 2007, 2008, and January to June 2009.

The following table provides a detailed breakdown of the amounts for fiscal years 2009, 2008, and 2007 under “All Other Compensation” in the Summary Compensation Table:

		G. Steven		Roger B.		John A.	Rodney J.	Michael S.	Raymond
Benefits	Year	Farris		Plank		Crum	Eichler	Bahorich	Plank
Company Contributions Retirement Plans	2009	$29,400		$29,400		$29,400	$29,400	$29,400	$29,400
	2008	$27,600		$27,600		$27,600	$27,600	n/a	$27,600
	2007	$27,000		$27,000		$27,000	$27,000	n/a	$27,000

Company Contributions	2009	$197,100		$65,685		$57,178	$55,392	$41,568	$41,050
Non-Qualified Plan	2008	$379,050		$100,661		$68,531	$61,417	n/a	$196,525
	2007	$277,500		$77,577		$51,196	$45,496	n/a	$145,750

Life Insurance Premiums or Annuity Fees	2009	$144,670		$22,590		$33,789	$18,800	$15,809	$—
	2008	$114,733		$15,932		$17,035	$18,800	n/a	$—
	2007	$76,256		$12,169		$13,247	$18,800	n/a	$1,200	(a)

Reimbursement for Taxes on Life	2009	$82,978		$12,957		$19,380	$13,309	$9,067	$—
Insurance Premiums or Annuity Fees	2008	$65,807		$9,138		$9,771	$13,309	n/a	$—
	2007	$43,738		$6,980		$7,598	$13,309	n/a	$688

Use of Company Property	2009	$12,985	(b)	$12,380	(b)	$—	$2,533	$—	$—
	2008	$70,577	(d)	$24,978	(d)	$—	$6,600	n/a	$152,532	(c)
	2007	$24,936	(f)	$25,830	(f)	$—	$6,600	n/a	$76,449	(e)

Reimbursement for Taxes on Use	2009	$—		$—		$—	$34	$—	$—
of Company Property	2008	$20,781		$12,234		$—	$88	n/a	$72,636
	2007	$11,371		$12,722		$—	$88	n/a	$32,125

Enhanced Long-Term Disability	2009	$7,971		$6,571		$2,856	$2,682	$5,213	$—
Coverage and Annual Physicals	2008	$7,971		$3,821		$2,856	$2,682	n/a	$—
	2007	$10,276		$6,029		$5,356	$2,682	n/a	$—

Reimbursement for Taxes on	2009	$—		$1,577		$—	$—	$1,577	$—
Annual Physicals	2008	$—		$—		$—	$—	n/a	$—
	2007	$1,434		$1,434		$1,434	$—	n/a	$—

Health Club Memberships (50%)	2009	$—		$—		$—	$—	$779	$—
	2008	$—		$—		$570	$—	n/a	$—
	2007	$—		$—		$484	$700	n/a	$—

Dividend Equivalents Paid on Unvested	2009	$210,000		$—		$—	—	$—	$—
Restricted Stock Units	2008	$—		$—		$—	—	n/a	$—
	2007	$—		$—		$—	—	n/a	$—

Payments and Services in Connection	2009	$—		$—		$—	$—	$—	$25,515,858	(g)
with Retirement Agreement	2008	$—		$—		$—	$—	n/a	$—
	2007	$—		$—		$—	$—	n/a	$—

Reimbursement for Taxes on Payments	2009	$—		$—		$—	$—	$—	$141,957
and Services in Connection with	2008	$—		$—		$—	$—	n/a	$—
Retirement Agreement	2007	$—		$—		$—	$—	n/a	$—

Subtotal Benefits — 2009		$685,104		$151,160		$142,603	$122,150	$103,413	$25,728,265
Subtotal Benefits — 2008		$686,519		$194,364		$126,363	$130,496	n/a	$449,293
Subtotal Benefits — 2007		$472,511		$169,741		$106,315	$114,675	n/a	$283,212

(Table continued on following page)

		G. Steven	Roger B.	John A.		Rodney J.		Michael S.	Raymond
Foreign Assignment Allowances	Year	Farris	Plank	Crum		Eichler		Bahorich	Plank
Foreign Service Premium	2009	$—	$—	$7,500		$14,625		$—	$—
	2008	$—	$—	$63,000		$58,500		n/a	$—
	2007	$—	$—	$29,750		$54,125		n/a	$—

Taxes Related to Foreign	2009	$—	$—	$(8,441	)(h)	$24,877	(i)	$—	$—
Assignment	2008	$—	$—	$1,484,704	(h)	$169,990	(i)	n/a	$—
	2007	$—	$—	$(143,342	)(h)	$355,055	(i)	n/a	$—

Location Pay	2009	$—	$—	$—		$19,500		$—	$—
	2008	$—	$—	$—		$78,000		n/a	$—
	2007	$—	$—	$—		$72,166		n/a	$—

Housing, Utilities, and Parking	2009	$—	$—	$25,670		$31,500		$—	$—
	2008	$—	$—	$46,470		$53,030		n/a	$—
	2007	$—	$—	$63,683		$47,093		n/a	$—

Home Leave and Travel	2009	$—	$—	$—		$—		$—	$—
	2008	$—	$—	$—		$60,686		n/a	$—
	2007	$—	$—	$—		$55,540		n/a	$—

Goods and Services Allowance	2009	$—	$—	$4,844		$6,182		$—	$—
	2008	$—	$—	$50,591		$16,737		n/a	$—
	2007	$—	$—	$22,383		$4,415		n/a	$—

Relocation Allowance and	2009	$—	$—	$35,000		$36,466		$—	$—
Expenses	2008	$—	$—	$—		$—		n/a	$—
	2007	$—	$—	$32,529		$—		n/a	$—

Tax Return Preparation	2009	$—	$—	$750		$750		$—	$—
	2008	$—	$—	$750		$750		n/a	$—
	2007	$—	$—	$750		$750		n/a	$—

Subtotal Foreign Assignment Allowances — 2009		$—	$—	$65,323		$133,900		$—	$—
Subtotal Foreign Assignment Allowances — 2008		$—	$—	$1,645,515		$437,693		n/a	$—
Subtotal Foreign Assignment Allowances — 2007		$—	$—	$5,753		$589,144		n/a	$—

Total All Other Compensation — 2009		$685,104	$151,160	$207,926		$256,050		$103,413	$25,728,265
Total All Other Compensation — 2008		$686,519	$194,364	$1,771,878		$568,189		n/a	$449,293
Total All Other Compensation — 2007		$472,511	$169,741	$112,068		$703,819		n/a	$283,212

(a)	For Raymond Plank, annuity fee related to the 20-year annuity purchased in exchange for surrendering life insurance coverage.

(b)	These amounts for 2009 are for use of corporate aircraft. For G. Steven Farris and Roger B. Plank, the amounts include $7,719 and $5,688, respectively, related to Company - supported charitable interests.

(c)	For Raymond Plank, this amount for 2008 includes $51,128 for use of Company-owned apartment, $52,743 for Company-provided car and driver, and $48,661 for use of corporate aircraft of which $9,742 was related to Company-supported charitable interests.

(d)	These amounts for 2008 are for use of corporate aircraft. For G. Steven Farris and Roger B. Plank, the amounts include $27,946 and $3,648, respectively, related to Company-supported charitable interests.

(e)	For Raymond Plank, this amount for 2007 includes $40,447 for use of Company-owned apartment, $5,158 for Company-provided car and driver, and $30,844 for use of corporate aircraft of which $10,220 was related to Company-supported charitable interests.

(f)	These amounts for 2007 are for use of corporate aircraft. For Roger B. Plank, the amount includes $3,650 related to Company-supported charitable interests.

(footnotes continued on following page)

(g)	On January 15, 2009, Raymond Plank retired as chairman of the board and an employee of the Company and as a director of the Company. Also on January 15, 2009, Mr. Plank entered into an amendment and restatement (the “New Agreement”) of his employment agreement dated December 5, 1990, as previously amended (the “Old Agreement”). As was the case under the Old Agreement, Mr. Plank agreed to provide consulting services to the Company for the remainder of his life. Under the New Agreement, the Company paid Mr. Plank a one-time lump sum cash payment of $13,576,323 in lieu of its obligation under the Old Agreement to pay him annual compensation for the remainder of his life, in exchange for his consulting services, equal to 50 percent of his annual rate of compensation at the time of his retirement as an officer. The Company also paid Mr. Plank $6,285,819 in exchange for his unvested stock options, share appreciation plan grants and restricted stock units, all of which were cancelled, and $5,400,000 as a founder’s achievement and performance award for his extraordinary contributions to the Company over his 54 years of service. These three payments are included in All Other Compensation for 2009. Consistent with the Old Agreement, the Company will pay $750,000 to Mr. Plank’s designee or estate upon his death and will provide him health, dental and vision benefits during the remainder of his life.

In support of the consulting services he is to provide during the initial two-year period, the Company will provide Mr. Plank with Houston office space and secretarial support through December 31, 2010, plus continued use of a Houston apartment and access to a Company car and driver through that date, consistent with arrangements prior to his retirement. The Company will also provide him up to 60 hours per year of aircraft usage in 2009 and 2010. The value of these items for 2009 is $251,285 and is included in All Other Compensation. The value is comprised of $50,307 in apartment expenses, $69,946 in office space, $95,466 in secretarial support, $10,069 in driver expenses, $1,605 in Company car expenses, and $26,322 in aircraft expenses, of which $6,216 was related to Company-supported charitable interests. For 2010, the value of these items is expected to be comparable to 2009.

In addition, Mr. Plank agreed not to engage in or have a financial interest in any business that is competitive to the business of the Company, subject to de minimis exceptions, and he executed a waiver and release of any potential compensation or other claims he may have against the Company. Mr. Plank’s New Agreement is discussed in more detail above in the Compensation Discussion and Analysis section under “Retired Chairman.”

(h)	Executives assigned to foreign countries typically incur a change in their overall tax liability because most of the components of assignment compensation that are provided in addition to base salary are taxable in the U.S. and in the foreign country. Therefore, the Company’s expatriate assignment policy provides that it will be responsible for any additional foreign or U.S. taxes due as a direct result of the international assignment and the executive remains financially responsible for the tax which he/she would have incurred if he/she had continued to live and work in the U.S. Therefore, the Company withheld from Mr. Crum’s compensation an amount equivalent to the taxes that would have been due had he remained in the U.S. Those funds were used to help pay taxes due in the U.S. and in Canada during the period of his foreign assignment. The Company paid taxes due in excess of Mr. Crum’s withholding that were incurred as a result of his foreign assignment.

During the fiscal year ended December 31, 2009, the Company paid U.S. $65,737 in Canadian foreign taxes on Mr. Crum’s behalf to the Canada Revenue Agency (“CRA”) in connection with his foreign assignment earnings through February 12, 2009, after which Mr. Crum returned to the United States. The Company anticipates that, based on prior experience, the CRA will refund an amount equal to 60 percent or approximately U.S. $39,442 of the U.S. $65,737 of Canadian tax paid by the Company. Therefore, among other items, the 2009 amount includes 40 percent or approximately U.S. $26,295 of the Canadian tax paid by the Company on Mr. Crum’s behalf in 2009.

During the fiscal year ended December 31, 2008, the Company paid U.S. $2.58 million in Canadian foreign taxes on Mr. Crum’s behalf to the CRA in connection with his 2008 foreign assignment earnings including compensation reflected in the Option Exercises and Stock Vested Table. Pursuant to the Company’s expatriate assignment policy, Mr. Crum is required to remit to the Company all host country tax refunds he receives related to taxes paid by the Company on his behalf. The Company has calculated that the CRA will refund approximately U.S. $0.83 million of the U.S. $2.58 million of Canadian tax paid by the Company. Therefore, the 2008 amount includes payments by the Company of Canadian tax on Mr. Crum’s behalf in 2008 net of the refund, or U.S. $1.75 million. Also pursuant to the Company’s policy, in 2009, Mr. Crum received and remitted to the Company a $0.34 million refund from the U.S. Internal Revenue Service (“IRS”) related to U.S. taxes, which is included in the 2008 amount.

(footnotes continued on following page)

During the fiscal year ended December 31, 2007, the Company paid approximately U.S. $1.43 million in Canadian foreign taxes on Mr. Crum’s behalf to the CRA in connection with his 2007 foreign assignment earnings. In June 2009, the CRA refunded U.S. $0.79 million of this tax to Mr. Crum, which Mr. Crum remitted to the Company. The 2007 amount includes payments by the Company of Canadian tax on Mr. Crum’s behalf in 2007 net of the refund. Also pursuant to the Company’s expatriate assignment policy, in 2009, Mr. Crum received and remitted to the Company a $0.58 million refund from the IRS related to U.S. taxes, which is included in the 2007 amount.

(i)	Executives assigned to foreign countries typically incur a change in their overall tax liability because most of the components of assignment compensation that are provided in addition to base salary are taxable in the U.S. and in the foreign country. Therefore, the Company’s expatriate assignment policy provides that it will be responsible for any additional foreign or U.S. taxes due as a direct result of the international assignment and the executive remains financially responsible for the tax which he/she would have incurred if he/she had continued to live and work in the U.S. Therefore, the Company withheld from Mr. Eichler’s compensation an amount equivalent to the taxes that would have been due had he remained in the U.S. Those funds were used to help pay taxes due in the U.S. and in Egypt during the period of his foreign assignment. The Company paid taxes due in excess of Mr. Eichler’s withholding that were incurred as a result of his foreign assignment.

GRANTS OF PLAN BASED AWARDS TABLE

The table below provides supplemental information relating to the Company’s grants of stock options and restricted stock units during fiscal year 2009 to the Named Executive Officers. There were no stock appreciation rights granted during fiscal year 2009. Also included, in compliance with SEC rules on disclosure of executive compensation, is information relating to the estimated grant date fair value of the grants. For stock options, the estimated fair value is based upon principles of the Black-Scholes option pricing model. The Black-Scholes model utilizes numerous arbitrary assumptions about financial variables such as interest rates, stock price volatility and future dividend yield. Neither the values reflected in the table nor the assumptions utilized in arriving at the values should be considered indicative of future stock performance.

					Estimated Future			All Other
		Estimated Possible			Payouts Under			Stock	All Other Option		Grant Date
		Payouts Under			Equity Incentive Plan			Awards: Number	Awards: Number	Exercise or Base	Fair
		Non-Equity Incentive Plan Awards			Awards			of Shares of	of Securities	Price of	Value of Stock
								Stock or	Underlying	Option	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards ($/Sh)	Awards ($)
Name (a)	Date (b)	($)(c)	($)(1)(d)	($)(e)	(#)(f)	(#)(g)	(#)(h)	(#)(2)(i)	(#)(3)(j)	(4)(k)	(2)(5)(l)
G. Steven Farris		—	1,387,500	—	—	—	—	—	—	—	—
	05/06/2009	—	—	—	—	—	—	21,800	—	—	1,799,590
	05/06/2009	—	—	—	—	—	—	—	21,800	82.55	647,242

Roger B. Plank		—	562,361	—	—	—	—	—	—	—	—
	02/12/2009	—	—	—	—	—	—	62,500	—	—	4,569,375
	05/06/2009	—	—	—	—	—	—	9,100	—	—	751,205
	05/06/2009	—	—	—	—	—	—	—	9,100	82.55	270,179

John A. Crum		—	545,003	—	—	—	—	—	—	—	—
	02/12/2009	—	—	—	—	—	—	62,500	—	—	4,569,375
	05/06/2009	—	—	—	—	—	—	9,100	—	—	751,205
	05/06/2009	—	—	—	—	—	—	—	9,100	82.55	270,179

Rodney J. Eichler		—	541,678	—	—	—	—	—	—	—	—
	02/12/2009	—	—	—	—	—	—	62,500	—	—	4,569,375
	05/06/2009	—	—	—	—	—	—	9,100	—	—	751,205
	05/06/2009	—	—	—	—	—	—	—	9,100	82.55	270,179

Michael S. Bahorich		—	335,466	—	—	—	—	—	—	—	—
	05/06/2009	—	—	—	—	—	—	6,500	—	—	536,575
	05/06/2009	—	—	—	—	—	—	—	6,500	82.55	192,985
	11/18/2009	—	—	—	—	—	—	20,000	—	—	1,995,000

(1)	Reflects estimated possible payouts under the Company’s annual incentive compensation plans. The estimated amounts are calculated based on the applicable annual bonus target and base salary for each Named Executive Officer in effect for the 2009 measurement period. The Company’s annual incentive compensation plans do not contain thresholds or maximums. Actual incentive bonus awards granted for 2009 are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)	This column reflects the number of restricted stock units granted under the terms of the 2007 Omnibus Equity Compensation Plan. The grant date fair value of these awards is based on a closing price of the Company’s common stock on the date of grant. Except as discussed below, such restricted stock units vest ratably over four years and no dividends are paid on such units until vested.

On February 12, 2009, Mr. Roger Plank, Mr. Crum, and Mr. Eichler were each granted 62,500 restricted stock units. The closing price of the Company’s common stock on February 12, 2009, was $73.11 per share. The restricted stock units will vest 12,500 on April 1, 2010, and the remaining 50,000 will vest ratably on the anniversary of the grant in 2011, 2012, 2013, and 2014. Upon vesting, Apache will issue one share of common stock for each restricted stock unit, and 7,500 out of each 12,500 shares will not be eligible for sale by the grantee until such time as he retires as an officer or otherwise terminates employment with the Company. Each grantee could elect to defer receipt of all or part of the vested shares and was granted dividend equivalent payments on the unvested restricted stock units equivalent to cash dividends on the Company’s common stock.

(footnotes continued on following page)

On November 18, 2009, Mr. Bahorich was granted 20,000 restricted stock units. The closing price of the Company’s common stock on November 18, 2009, was $99.75 per share. The restricted stock units will vest 4,000 on December 31, 2010, and the remaining 16,000 will vest ratably on the anniversary of the grant in 2011, 2012, 2013, and 2014. Upon vesting Apache will issue one share of common stock for each restricted stock unit, and 2,400 out of each 4,000 shares will not be eligible for sale by Mr. Bahorich until such time as he retires as an officer or otherwise terminates employment with the Company. Mr. Bahorich could elect to defer receipt of all or part of the vested shares and was granted dividend equivalent payments on the unvested restricted stock units equivalent to cash dividends on the Company’s common stock.

(3)	This column sets forth the number of shares of the Company’s common stock subject to options granted under the terms of the 2007 Omnibus Equity Compensation Plan. The options granted under the terms of the 2007 Omnibus Equity Compensation Plan are generally nontransferable and become exercisable ratably over four years. The options were granted for a term of ten years, subject to earlier termination in specific circumstances related to termination of employment, and are not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code. The exercise price and any withholding tax requirements may be paid by cash and/or delivery or attestation of already-owned shares of the Company’s common stock. The Company’s stock option plans, including the 2007 Omnibus Equity Compensation Plan, are administered by the Stock Option Plan Committee of Apache’s board of directors.

Options granted under the 2007 Omnibus Equity Compensation Plan are subject to appropriate adjustment in the event of reorganization, stock split, stock dividend, combination of shares, merger, consolidation or other recapitalization of the Company. If there is a change in control of the Company, all outstanding options become automatically vested so as to make all such options fully vested and exercisable as of the date of such change of control. A change in control occurs when a person, partnership or corporation acting in concert, or any or all of them, acquires more than 20 percent of the Company’s outstanding voting securities. A change in control shall not occur if, prior to the acquisition of more than 20 percent of the Company’s voting securities, such persons, partnerships or corporations are solicited to do so by the Company’s board of directors.

(4)	The exercise price is the closing price per share of the Company’s common stock on the date of grant, as reported on The New York Exchange, Inc. Composite Transactions Reporting System.

(5)	The grant date present value is based on the Black-Scholes option pricing model adapted for use in calculating the fair value of executive stock options, using the following assumptions for the grants made May 6, 2009: volatility — 38.73 percent; risk free rate of return — 2.06 percent; dividend yield — 0.73 percent; and expected option life — 5.5 years. There were no adjustments made to the model for non-transferability or risk of forfeiture. The actual value, if any, an executive may realize will depend on the excess of the market price over the exercise price on the date the option is exercised. There is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The table below provides supplemental information relating to the stock-based awards held by the Named Executive Officers at December 31, 2009:

Option Awards							Stock Awards
												Equity Incentive
				Equity Incentive						Equity Incentive		Plan Awards:
	Number of	Number of		Plan Awards:			Number of			Plan Awards:		Market or
	Securities	Securities		Number of			Shares or		Market Value	Number of		Payout Value of
	Underlying	Underlying		Securities			Units of		of Shares	Unearned Shares,		Unearned Shares,
	Unexercised	Unexercised		Underlying	Option	Option	Stock That		or Units of	Units or Other		Units or Other
	Options	Options		Unexercised	Exercise	Expiration	Have Not		Stock That Have	Rights That Have		Rights That Have
	Exercisable	Unexercisable		Unearned Options	Price	Date	Vested		Not Vested	Not Vested		Not Vested
Name (a)	(#)(b)	(#)(c)		(#)(d)	($)(e)	(f)	(#)(g)		(1)($)(h)	(#)(i)		($)(j)

G. Steven Farris	29,253	—		—	49.7100	05/03/2010	4,700	(3)	484,899	3,703	(2)	382,039	(1)
	79,174	—		—	49.7100	05/02/2011	10,350	(4)	1,067,810	11,110	(5)	1,146,219	(1)
	63,500	—		—	56.7300	05/05/2015	200,000	(9)	20,634,000	9,260	(7)	—	(7)
	42,225	14,075	(3)	—	71.8800	05/03/2016	21,800	(11)	2,249,106	13,890	(8)	—	(8)
	31,050	31,050	(6)	—	74.1000	05/02/2017
	—	21,800	(13)	—	82.5500	05/06/2019

Roger B. Plank	26,267	—		—	51.1400	05/02/2011	1,650	(3)	170,231	1,465	(2)	151,144	(1)
	11,682	—		—	51.1400	05/03/2010	3,550	(4)	366,254	4,400	(5)	453,948	(1)
	7,700	—		—	56.7300	05/05/2015	3,375	(10)	348,199	3,310	(7)	—	(7)
	4,950	1,650	(3)	—	71.8800	05/03/2016	62,500	(12)	6,448,125	4,960	(8)	—	(8)
	7,150	7,150	(6)	—	74.1000	05/02/2017	9,100	(11)	938,847
	—	9,100	(13)	—	82.5500	05/06/2019
	2,229	6,688	(10)	—	135.8300	05/07/2018

John A. Crum	5,600	—		—	56.7300	05/05/2015	1,225	(3)	126,383	1,080	(2)	111,424	(1)
	3,675	1,225	(3)	—	71.8800	05/03/2016	2,750	(4)	283,718	3,240	(5)	334,271	(1)
	5,500	5,500	(6)	—	74.1000	05/02/2017	2,625	(10)	270,821	2,600	(7)	—	(7)
	—	9,100	(13)	—	82.5500	05/06/2019	62,500	(12)	6,448,125	3,890	(8)	—	(8)
	1,750	5,250	(10)	—	135.8300	05/07/2018	9,100	(11)	938,847

Rodney J. Eichler	22,406	—		—	25.1083	05/02/2011	1,150	(3)	118,646	1,018	(2)	105,027	(1)
	1,328	—		—	55.6200	05/03/2010	2,550	(4)	263,084	3,055	(5)	315,184	(1)
	5,300	—		—	56.7300	05/05/2015	2,475	(10)	255,346	2,410	(7)	—	(7)
	3,450	1,150	(3)	—	71.8800	05/03/2016	62,500	(12)	6,448,125	3,620	(8)	—	(8)
	5,050	5,050	(6)	—	74.1000	05/02/2017	9,100	(11)	938,847
	—	9,100	(13)	—	82.5500	05/06/2019
	1,625	4,875	(10)	—	135.8300	05/07/2018

Michael S. Bahorich	19,798	—		—	25.1083	05/02/2011	1,150	(3)	118,646	958	(2)	98,837	(1)
	5,500	—		—	56.7300	05/05/2015	2,550	(4)	263,084	2,870	(5)	296,098	(1)
	3,450	1,150	(3)	—	71.8800	05/03/2016	2,400	(10)	247,608	2,350	(7)	—	(7)
	5,150	5,150	(6)	—	74.1000	05/02/2017	6,500	(11)	670,605	3,520	(8)	—	(8)
	—	6,500	(13)	—	82.5500	05/06/2019	20,000	(14)	2,063,400
	1,583	4,750	(10)	—	135.8300	05/07/2018

(1)	Based on the per share closing price of the Common’s common stock of $103.17 for December 31, 2009.
(2)	Vests on 06/14/2010.
(3)	Vests on 05/03/2010.
(4)	Vests ratably on 05/01/2010 and 05/01/2011.
(5)	Vests ratably on 03/01/2010 and 03/01/2011.
(6)	Vests ratably on 05/02/2010 and 05/02/2011.
(7)	Vests only if $162 price threshold attained prior to 12/31/2010; no payout value unless vesting occurs.
(8)	Vests only if $216 price threshold attained prior to 12/31/2012; no payout value unless vesting occurs.
(9)	Vests ratably on 01/04/2010, 01/03/2011, 01/02/2012 and 01/02/2013.
(10)	Vests ratably on 05/07/2010, 05/07/2011 and 05/07/2012.
(11)	Vests ratably on 06/01/2010, 05/06/11, 05/06/2012 and 05/06/2013.
(12)	Vests ratably on 04/01/2010, 02/12/2011, 02/12/2012, 02/11/2013 and 02/11/2014.
(13)	Vests ratably on 05/06/2010, 05/06/2011, 05/06/2012 and 05/06/2013.
(14)	Vests ratably on 12/31/2010, 11/18/2011, 11/19/2012, 11/18/2013 and 11/18/2014.

OPTION EXERCISES AND STOCK VESTED TABLE

The table below provides supplemental information relating to the value realized upon the exercise of stock options and upon the vesting of restricted stock units and conditional grants during fiscal year 2009, by each Named Executive Officer:

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name (a)	(#)(b)	($)(c)	(#)(1)(d)	($)(1)(e)

G. Steven Farris	75,500	4,831,244	74,507 (2)	5,385,553 (2)

Roger B. Plank	63,972	4,858,147	10,165	770,094

John A. Crum	—	—	7,600	576,305

Rodney J. Eichler	33,155	2,295,311	7,145 (3)	541,780 (3)

Michael S. Bahorich	46,293	2,772,437	6,992	531,087

Raymond Plank	186,814	2,352,571	—	—

(1)	Reflects restricted stock units vested under the terms of the Executive Restricted Stock Plan and 2007 Omnibus Equity Compensation Plan, and conditional grants vested under the 2005 Share Appreciation Plan.

(2)	On May 8, 2008, G. Steven Farris was granted 250,000 restricted stock units. The closing price of the Company’s common stock on May 8, 2008, was $138.18 per share. On July 1, 2009, 50,000 of the restricted stock units vested, resulting in compensation of $3,554,500.

The remaining 200,000 restricted stock units will vest ratably on the first business day of each of 2010, 2011, 2012, and 2013. Upon vesting, Apache will issue one share of common stock for each restricted stock unit, and 30,000 out of each 50,000 shares will not be eligible for sale by Mr. Farris until such time as he retires as chief executive officer or otherwise terminates employment with the Company. Mr. Farris could elect to defer receipt of all or part of the vested shares and was granted dividend equivalent payments on the unvested restricted stock units equivalent to cash dividends on the Company’s common stock.

(3)	For Mr. Eichler, includes compensation of $365,859 related to the vesting of 4,600 shares that was deferred under the terms of Apache’s Deferred Delivery Plan.

NON-QUALIFIED DEFERRED COMPENSATION TABLE

The table below provides supplemental information relating to compensation deferred during fiscal year 2009 under the terms of the Non-Qualified Retirement/Savings Plan and/or the Deferred Delivery Plan by the Named Executive Officers:

		Executive	Registrant				Aggregate
		Contributions	Contributions	Aggregate		Aggregate	Balance
		in	in	Earnings in		Withdrawals/	at Last
		Last FY	Last FY	Last FY		Distributions	FYE
Name (a)		($)(b)	($)(c)	($)(d)		($)(e)	($)(f)
G. Steven Farris	(1)	91,250	197,100	670,077	(3)	0	6,779,797
	(2)	0	0	0		0	0

Roger B. Plank	(1)	85,912	65,685	914,282	(3)	0	3,520,032
	(2)	0	0	13,423		457,236	2,318,246

John A. Crum	(1)	26,189	57,178	291,309	(4)	2,239,150	1,751,306
	(2)	0	0	0		0	0

Rodney J. Eichler	(1)	368,522	55,392	767,896	(3)	0	3,717,694
	(2)	365,859	0	15,633		437,785	2,703,065

Michael S. Bahorich	(1)	13,484	41,568	5,367	(3)	275,592	571,067
	(2)	0	0	0		0	0

Raymond Plank	(1)	0	41,050	103		197,228	0
	(2)	0	0	18,120		6,083,271	0

(1)	Non-Qualified Retirement/Savings Plan — see discussion under “All Other Compensation” above. The amounts in column (c) are included in the Summary Compensation Table under All Other Compensation.

(2)	Deferred Delivery Plan — see discussion under “All Other Compensation” above and footnote (2) to the table under “Equity Compensation Plan Information” above.

(3)	Includes unrealized gains in the Non-Qualified Retirement/Savings Plan as follows: Mr. Farris — $629,371; Mr. Roger Plank — $888,557; Mr. Eichler — $674,164; and Mr. Bahorich — $925.

(4)	Includes unrealized loss in the Non-Qualified Retirement/Savings Plan of $252,018 for Mr. Crum.

EMPLOYMENT CONTRACTS AND TERMINATION OF
EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to Named Executive Officers of the Company in the event of a termination of employment or a change in control of the Company. The amount of compensation payable to each Named Executive Officer in each situation is listed in the following table for fiscal year 2009, assuming termination had occurred on December 31, 2009. As discussed previously, Raymond Plank retired on January 15, 2009 (for additional information, see footnote (g) on page 51).

	Retirement or		Termination		Change of
	Voluntary	For Cause	without		Control
Name	Termination	Termination	Cause		Termination (5)	Death
G. Steven Farris
• Employment Contract (1)	$0	$0	$6,075,000		$6,075,000	$0
• Income Continuance Plan	$0	$0	$0		$7,775,000	N/A
Benefits Continuation
• Health	$0	$0	$16,694		$23,383	$927
• Life	$0	$0	$0		$289,544	$0
Unvested & Accelerated
• Restricted Stock Units (2)	$0	$0	$0		$25,964,073	$5,330,073
• Stock Options	$0	$0	$0		$1,792,546	$1,792,546

TOTAL	$0	$0	$6,091,694		$41,919,546	$7,123,546

Roger B. Plank
• Income Continuance Plan	$0	$0	$0		$2,207,196	$0
Benefits Continuation
• Health	$0	$0	$0		$34,498	$0
• Life	$0	$0	$0		$45,384	$0
Unvested & Accelerated
• Restricted Stock Units (3)	$0	$0	$0		$8,876,748	$2,428,623
• Stock Options	$0	$0	$0		$447,121	$447,121

TOTAL	$0	$0	$0	(6)	$11,610,947	$2,875,744

John A. Crum
• Income Continuance Plan	$0	$0	$0		$2,172,290	$0
Benefits Continuation
• Health	$0	$0	$0		$34,498	$0
• Life	$0	$0	$0		$67,782	$0
Unvested & Accelerated
• Restricted Stock Units (3)	$0	$0	$0		$8,513,589	$2,065,464
• Stock Options	$0	$0	$0		$385,857	$385,857

TOTAL	$0	$0	$0	(6)	$11,174,016	$2,451,321

Rodney J. Eichler
• Income Continuance Plan	$0	$0	$0		$2,165,444	$0
Benefits Continuation
• Health	$0	$0	$0		$29,150	$0
• Life	$0	$0	$0		$37,804	$0
Unvested & Accelerated
• Restricted Stock Units (3)	$0	$0	$0		$8,444,259	$1,996,134
• Stock Options	$0	$0	$0		$370,429	$370,429

TOTAL	$0	$0	$0	(6)	$11,047,086	$2,366,563

Michael S. Bahorich
• Income Continuance Plan	$0	$0	$0		$1,514,576	$0
Benefits Continuation
• Health	$0	$0	$0		$35,080	$0
• Life	$0	$0	$0		$31,822	$0
Unvested & Accelerated
• Restricted Stock Units (4)	$0	$0	$0		$3,758,278	$1,694,878
• Stock Options	$0	$0	$0		$319,724	$319,724

TOTAL	$0	$0	$0	(6)	$5,659,480	$2,014,602

(See footnotes on following page)

(1)	Mr. Farris serves the Company pursuant to an employment agreement, dated June 6, 1988, under which his base salary as of year-end 2009 is $1,350,000. The agreement has an undefined term and may be terminated by either the Company or Mr. Farris on 30 days advance written notice. If Mr. Farris’ employment is terminated without “cause” (as defined in the employment agreement), or if he terminates his employment within 30 days of a reduction in his salary without a proportionate reduction in the salaries of all other Company executives, Mr. Farris will receive, for 36 months thereafter, (a) an amount equal to his base salary as it existed 60 days prior to termination and (b) 50 percent of the maximum amount for which he qualified under the Company’s incentive compensation plan, calculated on his base compensation as it existed 60 days prior to termination. In the event of Mr. Farris’ death during the 36-month period, the amounts described above shall be paid to his heirs or estate in addition to continuing individual dependent benefits for 60 days. These rights and obligations would be the same if a termination in either of these circumstances were to follow a change of control. Mr. Farris has agreed not to render service to any of the Company’s competitors for the term of his employment or, unless he is terminated without cause, for 36 months thereafter.

(2)	On May 8, 2008, Mr. Farris was granted 250,000 restricted stock units. The restricted stock units vested 50,000 on July 1, 2009, and 50,000 on January 4, 2010. The remaining 150,000 restricted stock units will vest ratably on the first business day of each of 2011, 2012, and 2013. Upon vesting, Apache will issue one share of common stock for each restricted stock unit, and 30,000 out of each 50,000 shares will not be eligible for sale by Mr. Farris until such time as he retires as chief executive officer or otherwise terminates employment with the Company. If, after June 7, 2009, Mr. Farris is terminated by the Company without cause and not by reason of becoming disabled or if Mr. Farris terminates his employment for good reason, then all restricted stock units shall vest and the above restrictions shall lapse.

(3)	On February 12, 2009, Messrs. Roger Plank, Crum, and Eichler were each granted 62,500 restricted stock units. The restricted stock units will vest 12,500 on April 1, 2010, and the remaining 50,000 will vest ratably on the anniversary of the grant in 2011, 2012, 2013, and 2014. Upon vesting, Apache will issue one share of common stock for each restricted stock unit, and 7,500 out of each 12,500 shares will not be eligible for sale by the executive until such time as he retires or terminates employment with the Company. If, after March 11, 2010, the executive is terminated by the Company without cause and not by reason of becoming disabled or if he terminates employment for good reason, then all restricted stock units shall vest and the above restrictions shall lapse.

(4)	On November 18, 2009, Mr. Bahorich was granted 20,000 restricted stock units. The restricted stock units will vest 4,000 on December 31, 2010, and the remaining 16,000 will vest ratably on the anniversary of the grant in 2011, 2012, 2013, and 2014. Upon vesting, Apache will issue one share of common stock for each restricted stock unit, and 2,400 out of each 4,000 shares will not be eligible for sale by Mr. Bahorich until such time as he retires or otherwise terminates employment with the Company. If, on or before December 18, 2010, Mr. Bahorich is terminated by the Company without cause and not by reason of becoming disabled or if Mr. Bahorich terminates his employment for good reason, then all unvested restricted stock units shall be cancelled. If, after December 17, 2010, Mr. Bahorich is terminated by the Company without cause and not by reason of becoming disabled or if Mr. Bahorich terminates his employment for good reason, then all restricted stock units shall vest and the above restrictions shall lapse.

(5)	In addition to the foregoing, the Company has established an income continuance plan. The plan provides that all officers of the Company, including the Named Executive Officers, and all employees who have either reached the age of 40, served the Company for more than ten years, or have been designated for participation based upon special skills or experience, will receive monthly payments approximating their monthly income and continued health and life benefits from the Company for up to two years, if their employment is terminated as a result of a “change in control” of the Company (as defined in the plan).

(6)	Although there is no written or unwritten contracts, agreements, plans, arrangements, or obligations in place for termination without cause, the Company has, from time to time, paid executive level positions up to two times base salary and benefits continuation for two years. Decisions by the Company to pay termination benefits, and in what amounts, are determined on an individual case basis and not as a matter of policy.

Payments Made Upon Death or Disability

In the event of death for Mr. Farris, Mr. Roger Plank, Mr. Crum, Mr. Eichler, or Mr. Bahorich in addition to the benefits listed in the preceding table, payments will also be made under the Company’s life insurance plan. In the event of disability, these executive officers would benefit under the Company’s disability insurance plan.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

Frederick M. Bohen, John A. Kocur, A. D. Frazier, Jr., and George D. Lawrence served on the Management Development and Compensation (“MD&C”) Committee of the Company’s board of directors for all of 2009.

Mr. Kocur, a member of the MD&C Committee since September 1991 and a director of the Company since 1977, retired as an executive officer in June 1991. Pursuant to the terms of an employment agreement in place at the time of his retirement, Mr. Kocur receives health, dental and vision benefits.

Mr. Lawrence, a member of the MD&C Committee since May 1997, is the former president and chief executive officer of The Phoenix Resource Companies, Inc. (“Phoenix”). Mr. Lawrence joined the Company’s board of directors in May 1996, in conjunction with the Company’s acquisition of Phoenix by a merger on May 20, 1996, through which Phoenix became a wholly owned subsidiary of Apache. Pursuant to the terms of his employment agreement with Phoenix, Mr. Lawrence received medical and dental benefits through December 1997. Since that time, he has purchased medical and dental coverage through the Company at full cost.

CERTAIN BUSINESS RELATIONSHIPS AND TRANSACTIONS

The Company’s board of directors has adopted a Code of Business Conduct which prohibits conflicts of interest between any director, officer or employee and the Company. The Code of Business Conduct requires directors, officers and employees to inform the Company of any transaction that involves related parties and that may give rise to a conflict of interest. Pursuant to its charter, the CG&N Committee reviews related party transactions on an ongoing basis to prevent conflicts of interest. The CG&N Committee reviews a transaction in light of the affiliations of the director, officer or employee and the affiliations of such person’s immediate family. Transactions are presented to the CG&N Committee for approval before they are entered into or, if this is not possible, for ratification after the transaction has occurred. If the CG&N Committee finds that a conflict of interest exists, then it will determine the appropriate remedial action, if any. The CG&N Committee approves or ratifies a transaction if it determines that the transaction is consistent with the best interests of the Company. The determination of the CG&N Committee is documented in the committee’s minutes. The board of directors reviews transactions to determine whether a transaction impairs the independence of a director and such determination is documented in the board’s minutes. The Code of Business Conduct and the CG&N Committee charter are available on the Company’s website (www.apachecorp.com).

Oil and Gas Activities

F. H. Merelli, a member of Apache’s board of directors, is chairman of the board, chief executive officer and president of Cimarex Energy Co. (“Cimarex”). In the ordinary course of business, Cimarex paid to Apache during 2009 approximately $6,096,000 for Cimarex’s proportionate share of drilling and workover costs, mineral interests, and routine expenses relating to oil and gas wells in which Cimarex owns interests and of which Apache is the operator. Cimarex was paid approximately $3,795,000 directly by Apache or related entities for its proportionate share of revenues from wells in which Cimarex owns an interest and of which Apache is the operator. Apache paid to Cimarex approximately $926,000 during 2009 for Apache’s proportionate share of drilling and workover costs, mineral interests, and routine expenses relating to oil and gas wells in which Apache owns interests and Cimarex is the operator. Apache was paid approximately $1,995,000 directly by Cimarex for its proportionate share of revenues from wells in which Apache owns an interest and of which Cimarex is operator. These transactions were not material to Apache or Cimarex.

Philanthropic Activities

Since the Company was incorporated in 1954, Apache and its employees have been committed to giving back to their communities, with special emphasis on the arts, education and the environment. To fulfill this commitment, Apache initiated the following non-profits: Springboard — Educating the Future, which funds and builds schools for girls in Egypt’s rural villages; and Ucross Foundation, which provides artists with opportunities to pursue their creative work in a unique Wyoming setting and engages in conservation and holistic ranching programs.

During 2009, Apache and its subsidiaries made donations of $114,000 in cash, property, and services to Springboard — Educating the Future (“Springboard”), a U.S.-based non-profit organization initiated by Apache. With financial and operational support from Apache, its employees, officers and directors, generous individuals, and other corporations, Springboard has funded and constructed 200 schools for Egyptian girls who otherwise would not have educational opportunities in the rural villages where they reside. Apache launched this effort as part of its commitment to improving living standards in Egypt, one of the Company’s core operating regions. At the request of Apache, Rodney J. Eichler, an officer of the Company, served as the non-paid president and a director of Springboard until June

2009. At that time, he resigned as president and was appointed as the non-paid, non-executive chairman.

Apache and several of its officers and directors established the Ucross Foundation in 1981 as a non-profit organization whose primary objectives include the preservation of historic buildings, pursuit of holistic ranching practices and conservation, and the maintenance of an artists-in-residence program for writers and other artists. Since that time, the artists-in-residence program has provided a venue for more than 1,300 artists, writers, and composers, including winners of the Pulitzer Prize, the Tony Award, the National Book Award in poetry, and the Whiting Writing Awards. In 2005, the Ucross Foundation decided to focus its energies and financial resources on the artists-in-residence program. Apache and its subsidiaries made donations of $21,000 in cash, property, and services to Ucross Foundation in 2009. Apache subsidiaries also paid $168,000 to Ucross Foundation during 2009 for the lease of land and other services. To help ensure the continuity of Ucross Foundation and its charitable purposes, in February 2004, Apache’s board of directors approved a conditional charitable contribution of $10 million to be made to Ucross Foundation in the event of a change of control of Apache, as defined in its income continuance plan. Until July 3, 2009, George D. Lawrence, a director of Apache, also served as the non-paid, non-executive chairman of the board of trustees of Ucross Foundation.

RATIFICATION OF INDEPENDENT AUDITORS
(ITEM NO. 4 ON PROXY CARD)

The Audit Committee has appointed Ernst & Young LLP, an independent registered public accounting firm, to audit the Company’s financial statements for 2010. We are asking the stockholders to ratify that appointment.

The board of directors recommends that you vote FOR the ratification of Ernst & Young as the Company’s independent auditors for 2010.

INDEPENDENT AUDITORS

Policy for Approval of Audit, Audit-Related and Permitted Non-Audit Services

All audit, audit-related, and tax services were pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy provides for pre-approval of specifically described audit, audit-related, tax services, and permissible non-audit services. The policy authorizes the Audit Committee to delegate its pre-approval authority to one or more of its members.

Auditor Fees and Services

Ernst & Young served as the Company’s independent auditors for the fiscal year 2009. Representatives of Ernst & Young will be present at the annual meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions regarding Apache business.

Ernst & Young’s audit report on Apache’s consolidated financial statements as of and for the fiscal year ended December 31, 2009, did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty or audit scope; however, it was modified for the adoption of new accounting principles.

During Apache’s most recent fiscal year ended December 31, 2009, and through the filing date of this proxy statement, there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Ernst & Young’s satisfaction, would have caused Ernst & Young to make reference to the subject matter of the disagreement in connection with their report. During this period, there were no reportable events, as described in Item 304(a)(1)(v) of Regulation S-K.

During 2009 and 2008, Ernst & Young provided various services to Apache. The aggregate fees for each of the following types of services are set forth below:

	Amounts (in thousands)
Description	2009	2008
Audit Services (1)	$4,644	$5,361

Audit-Related Services (2)	$240	$264

Tax Services (3)	$501	$388

All Other Services (4)	$0	$0

(See footnotes on following page)

(1)	Audit Services include the annual financial statement audit (including required quarterly reviews), subsidiary audits, and other procedures required to be performed by the independent auditor to be able to form an opinion on the Company’s consolidated financial statements. These other procedures include information systems and procedural reviews and testing performed in order to understand and place reliance on the systems of internal controls, and consultations relating to the audit or quarterly reviews.

(2)	Audit-Related Services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor. Audit-related services include, among other things, due diligence services pertaining to potential business acquisitions/dispositions; accounting consultations related to accounting, financial reporting or disclosure matters not classified as “Audit Services”, assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities; financial audits of employee benefit plans; agreed upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters; and assistance with internal controls, reporting requirements.

(3)	Tax Services include tax return preparation assistance, tax planning, tax-related and structuring-related consultation, and tax-related acquisition due diligence.

(4)	All Other Services are fees for products and services other than those in the three categories above.

The Audit Committee of the Company’s board of directors reviews summaries of the services provided by Ernst & Young and the related fees. The Audit Committee has taken into consideration whether the provision of non-audit services by Ernst & Young is compatible with maintaining auditor independence.

FUTURE STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the SEC and the Company’s bylaws.

In order for such proposal to be properly brought before next year’s annual meeting, written notice of the proposal that complies with the Company’s bylaws must be received by the Company’s corporate secretary (at the address below) not less than 120 days prior to the meeting, which is expected to be held in May 2011. Nominations of persons for election to the board of directors at the 2011 annual meeting likewise must be given in writing, comply with the Company’s bylaws, and be received by the Company’s corporate secretary not less than 120 days prior to the meeting, which is expected to be held in May 2011.

In addition to the foregoing, should a stockholder wish to have a proposal appear in the Company’s proxy statement for next year’s annual meeting, under the regulations of the SEC, it must be received by the Company’s corporate secretary at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400 on or before November 30, 2010.

SOLICITATION OF PROXIES

Solicitation of proxies for use at the annual meeting may be made in person or by mail or telephone, by directors, officers and regular employees of the Company. These persons will receive no special compensation for any solicitation activities. The Company has requested banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of the Company’s common stock for whom they are record holder, and the Company will, upon request, reimburse reasonable forwarding expenses. The Company has retained Georgeson Inc. to assist in soliciting proxies from brokers, bank nominees, and other institutional holders for a fee not to exceed $13,000 plus expenses. All costs of the solicitation will be borne by the Company.

By order of the Board of Directors

APACHE CORPORATION

C. L. Peper
Corporate Secretary

NOTE: Stockholders are requested to promptly vote their shares using one of the methods explained on pages 1 and 2 of this proxy statement.

NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS

MAY 6, 2010

AND PROXY STATEMENT

One Post Oak Central

2000 Post Oak Boulevard, Suite 100

Houston, Texas 77056-4400

Printed on recycled paper

00069842

APACHE CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
Thursday, May 6, 2010
10:00 a.m.
Hilton Houston Post Oak
2001 Post Oak Boulevard
Houston, Texas
Important Notice Regarding Internet Availability of Proxy Materials for this Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at
http://www.apachecorp.com/Investors/Annual_meeting.aspx
APACHE CORPORATION – 2010 PROXY
This proxy is solicited on behalf of the board of directors
for use at the Annual Meeting on May 6, 2010
By signing this proxy, you revoke all prior proxies and appoint Randolph M. Ferlic, A. D. Frazier, Jr., and George D. Lawrence as Proxies, with full power of substitution, and authorize them to represent the undersigned at the annual meeting of stockholders to be held May 6, 2010, or any adjournment thereof, and to vote all the shares of common stock of Apache Corporation held of record by the undersigned on March 8, 2010.
This Proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” RATIFICATION OF AUDITORS.
For participants in the Apache 401(k) Savings Plan, this proxy, when properly executed, will be voted in the manner directed by the undersigned. If no direction is given, if the card is not signed, or if the card is not received by May 4, 2010, the shares credited to your account will be voted in proportion to directions received by Fidelity, the plan trustee.
Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your internet or telephone vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
Internet and telephone voting are QUICK, EASY and IMMEDIATE.

INTERNET	PHONE	MAIL

www.eproxy.com/apa	1-800-560-1965

Use the Internet to vote your proxy
until 12:00 noon (central time) on
May 5, 2010.
Please have available your proxy card
and the last 4-digits of your U.S.
Social Security Number or the Tax
Identification Number for this account.
Follow the simple instructions
provided.
Use a touch-tone telephone to
vote your proxy until
12:00 noon (central time) on
May 5, 2010.
Please have available your proxy card
and the last 4-digits of your U.S.
Social Security Number or the Tax
Identification Number for this account.
Follow the simple instructions
	provided.	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

COMPANY #
Address Change? Mark box, sign, and Indicate changes below:	☐	TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.
òPlease fold here - Do not separate ò
The Board of The Directors Recommends a Vote FOR Items 1 through 4.

Items 1-3.	Election of directors:

	01 Eugene C. Fiedorek	☐ For	☐ Against	☐ Abstain
	02 Patricia Albjerg Graham	☐ For	☐ Against	☐ Abstain
	03 F. H. Merelli	☐ For	☐ Against	☐ Abstain
Item 4.	Ratification of Ernst & Young as Apache’s independent auditors	☐ For	☐ Against	☐ Abstain
Item 5.	The Proxies are authorized to vote in their best judgment upon such other business as may properly come before the meeting or any adjournment thereof.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 THROUGH 4.

Date	Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc. should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.